UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNIFI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIFI, INC.

Notice of Annual Meeting

and

Proxy Statement

2021 Annual Meeting of Shareholders

October 27, 2021

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

September 2, 2021

Dear Shareholder:

On behalf of the Board of Directors and the management of Unifi, Inc., I invite you to attend the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on Wednesday, October 27, 2021 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, New York 10022. Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of 2021 Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting in person, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

Albert P. Carey
Executive Chairman

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

(336) 294-4410

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Unifi, Inc. (the “Company”) will be held at 8:30 a.m., Eastern Time, on Wednesday, October 27, 2021 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, New York 10022, for the following purposes:

1.	To elect the 10 directors nominated by the Board of Directors;

2.	To approve, on an advisory basis, the Company’s named executive officer compensation in fiscal 2021;

3.	To approve the Unifi, Inc. Employee Stock Purchase Plan;

4.	To ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” Items 1, 2, 3, and 4. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on August 31, 2021 will be entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a shareholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote by telephone; (ii) vote via the Internet; or (iii) complete, sign, date, and return your proxy card in the postage-paid envelope provided. If you are a shareholder of record and received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker, or similar organization, please follow the instructions you receive from the shareholder of record to vote your shares.

By Order of the Board of Directors,

Gregory K. Sigmon

Vice President

General Counsel

Corporate Secretary

September 2, 2021

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders To Be Held on October 27, 2021:

The Notice of Annual Meeting and Proxy Statement

and the Annual Report on Form 10-K are available at www.proxyvote.com.

i

ii

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or the “Board”) of Unifi, Inc. (“UNIFI” or the “Company”) is providing these materials to you in connection with the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on Wednesday, October 27, 2021 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, New York 10022.

General Information

Why did I receive these materials?

You received these materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that UNIFI is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the shareholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. For most shareholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to shareholders beginning September 2, 2021, and the proxy materials were posted on the investor relations portion of the Company’s website, www.unifi.com, and on the website referenced in the Notice of Internet Availability on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s shareholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a copy.

What is included in these materials?

These materials include:

•	the Notice of Annual Meeting and Proxy Statement; and
•	the Annual Report on Form 10-K for fiscal 2021, which contains the Company’s audited consolidated financial statements.

If you received a paper copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of the 10 directors nominated by the Board of Directors;
•	the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2021;
•	the approval of the Unifi, Inc. Employee Stock Purchase Plan; and
•	the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the 10 directors nominated by the Board of Directors;
•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2021;
•	“FOR” the approval of the Unifi, Inc. Employee Stock Purchase Plan; and
•	“FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

•	shareholders of record as of the close of business on August 31, 2021;
•	holders of valid proxies for the Annual Meeting; and
•	invited guests.

Admission to the Annual Meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date for admittance. Attendees must comply with any and all COVID-19 health and safety protocols imposed by the Annual Meeting venue or applicable governmental agency.

When is the record date and who is entitled to vote?

The Board set August 31, 2021 as the record date. As of the record date, 18,517,713 shares of common stock, par value $0.10 per share, of UNIFI (“Common Stock”) were issued and outstanding. Shareholders are entitled to one vote per share of Common Stock outstanding on the record date on any matter properly presented at the Annual Meeting.

What is a shareholder of record?

A shareholder of record or registered shareholder is a shareholder whose ownership of Common Stock is reflected directly on the books and records of UNIFI’s transfer agent, American Stock Transfer & Trust Company, LLC. If you hold Common Stock through an account with a bank, broker, or similar organization, you are considered the beneficial owner of shares held in street name and are not a shareholder of record. For shares held in street name, the shareholder of record is your bank, broker, or similar organization. UNIFI only has access to ownership records for the registered shares. If you are not a shareholder of record and you wish to attend the Annual Meeting, UNIFI will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from the shareholder of record (e.g., your bank, broker, or other nominee), or a copy of your voting instruction form or Notice of Internet Availability.

How do I vote?

You may vote by any of the following methods:

•

In person. Shareholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the shareholder of record (e.g., your bank, broker, or other nominee) to vote in person at the Annual Meeting.

•

By telephone or via the Internet. Shareholders of record may vote by proxy, by telephone, or via the Internet, by following the instructions included in the proxy card or Notice of Internet Availability provided or the instructions received by e-mail. If you are a beneficial owner of shares held in street name, your ability to vote by telephone or via the Internet depends on the voting procedures of the shareholder of record (e.g., your bank, broker, or other nominee). Please follow the instructions included in the voting instruction form or Notice of Internet Availability provided to you by the shareholder of record.

•	By mail. Shareholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating, and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

Shareholders of record. You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by telephone or via the Internet, and until the applicable deadline for each method specified in the accompanying proxy card or the Notice of Internet Availability; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial owners of shares held in street name. You may revoke or change your voting instructions by following the specific instructions provided to you by the shareholder of record (e.g., your bank, broker, or other nominee), or, if you have obtained a legal proxy from the shareholder of record, by attending the Annual Meeting and voting in person.

What happens if I vote by proxy and do not give specific voting instructions?

Shareholders of record. If you are a shareholder of record and you vote by proxy, by telephone, via the Internet, or by returning a properly executed and dated proxy card by mail, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

Proposals 1, 2, and 3, the election of directors, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2021, and the approval of the Unifi, Inc. Employee Stock Purchase Plan, respectively, are “non-routine” matters. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on these proposals. Proposal 4, the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022, is considered a “routine” matter.

What is the voting requirement to approve each of the proposals?

•

Proposal 1, Election of Directors. Directors shall be elected by the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). If any existing director who is a nominee for reelection receives a greater number of votes “against” his or her election than votes “for” such election, the Company’s Amended and Restated By-laws provide that such person shall be deemed to have tendered to the Board his or her resignation as a director. There is no cumulative voting with respect to the election of directors.

•

Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation. Advisory approval of the Company’s named executive officer compensation in fiscal 2021 requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

•

Proposal 3, Approval of the Unifi, Inc. Employee Stock Purchase Plan. Approval of the Unifi, Inc. Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

•

Proposal 4, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022 requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

•

Other Items. Approval of any other matters requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the item must exceed the number of shares voted “against” such item).

What is the quorum for the Annual Meeting? How are abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting, by telephone, via the Internet, or by returning a properly executed and dated proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting.

With respect to Proposal 1, the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees.

With respect to Proposals 2, 3, and 4, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2021, the approval of the Unifi, Inc. Employee Stock Purchase Plan, and the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022, respectively, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. Abstentions and broker non-votes are not considered votes cast for the foregoing purposes and will therefore have no effect on the vote for these proposals. As discussed above, because Proposal 4, the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022, is considered a “routine” matter, the Company does not expect any broker non-votes with respect to this proposal.

Who are the proxy holders and how will they vote?

The persons named as attorneys-in-fact in the proxies, Edmund M. Ingle and Gregory K. Sigmon, were selected by the Board and are officers, and with respect to Mr. Ingle, a director, of the Company. If you are a shareholder of record and you return a properly executed and dated proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•	“FOR” the election of each of the 10 directors nominated by the Board of Directors;
•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2021;
•	“FOR” the approval of the Unifi, Inc. Employee Stock Purchase Plan; and
•	“FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted on such matters in the discretion of the proxy holders.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers, and employees, without compensation, may solicit proxies personally or by telephone, facsimile, and e-mail.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the meeting.

Security Ownership of Certain Beneficial Owners and Management

The table below provides information about the beneficial ownership of Common Stock as of August 31, 2021, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as well as by each director, director nominee, and named executive officer and by all directors and executive officers as a group. In computing the number of shares beneficially owned by a person and the ownership percentage of that person, shares deemed outstanding include (i) shares of Common Stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2021 and (ii) restricted stock units and vested share units that are currently vested. However, these shares or units are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The ownership percentage is based on 18,517,713 shares of Common Stock outstanding as of August 31, 2021. Except as otherwise indicated in the footnotes below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by such person, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address for each of the beneficial owners is c/o Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Name	Number of Shares and Nature of Beneficial Ownership		Ownership Percentage
Principal Shareholders:
BlackRock, Inc.	2,250,650	(1)	12.15%
Kenneth G. Langone	1,636,285	(2)	8.84%
Impala Asset Management LLC	1,621,740	(3)	8.76%
Dimensional Fund Advisors LP	1,484,567	(4)	8.02%
Inclusive Capital Partners, L.P.	1,417,054	(5)	7.65%
The Vanguard Group, Inc.	1,006,355	(6)	5.43%

Directors, Director Nominees, and Named Executive Officers:
Emma S. Battle	3,957		*
Robert J. Bishop	1,515,942	(7)	8.19%
Albert P. Carey	190,230	(8)	1.03%
Thomas H. Caudle, Jr.	216,916	(9)	1.17%
Archibald Cox, Jr.	119,980	(10)	*
Craig A. Creaturo	31,945	(11)	*
Edmund M. lngle	54,451	(12)	*
James M. Kilts	32,661	(13)	*
Kenneth G. Langone	1,636,285	(2)	8.84%
Hongjun Ning	5,000	(14)	*
Suzanne M. Present	48,099	(15)	*
Rhonda L. Ramlo	—		*
Eva T. Zlotnicka	1,422,039	(16)	7.68%
Directors, director nominees, and current executive officers as a group (13 persons)	5,066,589	(17)	27.36%

*	Less than 1%.
(1)

This information is based upon a Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. (“BlackRock”), whose address is 55 East 52nd Street, New York, New York 10055. The Schedule 13G/A reports that BlackRock has sole voting power over 2,235,311 shares, shared voting power over no shares, and sole investment power over all of the shares shown.

(2)

Includes (i) 130,000 shares owned by Invemed Associates LLC, of which Mr. Langone is the principal equity holder and serves as President and Chief Executive Officer, as to which Mr. Langone has shared voting and investment power; (ii) 30,000 shares owned by Mr. Langone’s wife, as to which

Mr. Langone has shared voting and investment power; and (iii) 47,767 shares that Mr. Langone has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company. Mr. Langone disclaims beneficial ownership of (A) the shares of Common Stock held by Invemed Associates LLC, and any proceeds thereof, that exceed his pecuniary interest therein and/or are not actually distributed to him; and (B) the shares of Common Stock held by his wife.

(3)

This information is based upon a Schedule 13D filed jointly with the SEC on February 14, 2020 by Impala Asset Management LLC, Impala Asset Advisors LLC, Impala Master Fund Ltd., Impala Alpha Master Fund Ltd., Waterbuck Master Fund Ltd., Impala Bluebuck LP, and Robert J. Bishop. The address for each of Impala Asset Management LLC and Mr. Bishop is 324 Royal Palm Way, 3rd Floor, Palm Beach, Florida 33480, each of Impala Asset Advisors LLC and Impala Bluebuck LP is 3500 South Dupont Highway, Dover, Delaware 19901, and each of Impala Master Fund Ltd., Impala Alpha Master Fund Ltd., and Waterbuck Master Fund Ltd. is PO Box 309, Ugland House, South Church Street, George Town KY1-1104, Cayman Islands. The Schedule 13D reports that each of Impala Asset Management LLC and Impala Asset Advisors LLC has shared voting and investment power over all of the shares shown; Impala Master Fund Ltd. has sole voting and investment power over no shares and shared voting and investment power over 1,228,021 shares; Impala Alpha Master Fund Ltd. has sole voting and investment power over no shares and shared voting and investment power over 56,532 shares; Waterbuck Master Fund Ltd. has sole voting and investment power over no shares and shared voting and investment power over 113,667 shares; Impala Bluebuck LP has sole voting and investment power over no shares and shared voting and investment power over 223,520 shares; and Mr. Bishop has sole voting and investment power over 26,702 shares (see clause (ii) in footnote (7) below) and shared voting and investment power over all of the shares shown. Impala Asset Management LLC, in its capacity as the investment adviser or manager to various private funds, has the power to direct the investment activities of each of the private funds.

(4)

This information is based upon a Schedule 13G/A filed with the SEC on February 16, 2021 by Dimensional Fund Advisors LP (“Dimensional”), whose address is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The Schedule 13G/A reports that Dimensional has sole voting power over 1,434,938 shares, shared voting power over no shares, and sole investment power over all of the shares shown. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-adviser to certain other commingled funds, group trusts, and separate accounts (such investment companies, funds, trusts, and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser, and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company owned by the Funds and may be deemed to be the beneficial owner of these shares. However, all securities reported on the Schedule 13G/A are owned by the Funds, and Dimensional and its subsidiaries disclaim beneficial ownership of all of the shares shown.

(5)

This information is based upon a Schedule 13D filed jointly with the SEC on August 5, 2020 by Inclusive Capital Partners, L.P. and Jeffrey W. Ubben, each of whose address is 572 Ruger Street, Suite B, San Francisco, California 94129. The Schedule 13D reports that each of Inclusive Capital Partners, L.P. and Mr. Ubben has shared voting and investment power over all of the shares shown.

(6)

This information is based upon a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. (“Vanguard”), whose address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Schedule 13G reports that Vanguard has sole voting power over no shares, shared voting power over 9,143 shares, sole investment power over 993,042 shares, and shared investment power over 13,313 shares.

(7)

Consists of (i) 1,489,240 shares owned by Impala Asset Management LLC and Impala Asset Advisors LLC, which are investment manager and general partner, respectively, to funds that hold such securities; and (ii) 26,702 shares that Mr. Bishop has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company. Mr. Bishop is the founder, the Managing

Principal, and a member of each of Impala Asset Management LLC and Impala Asset Advisors LLC and a limited partner in some of the funds that hold the securities owned by Impala Asset Management LLC and Impala Asset Advisors LLC, as to which Mr. Bishop has shared voting and investment power and of which Mr. Bishop disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(8)

Includes (i) 132,894 shares that Mr. Carey has the right to purchase pursuant to stock options that are currently exercisable; (ii) 16,027 shares that Mr. Carey has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company; (iii) 6,446 shares that Mr. Carey will have the right to receive on October 30, 2021 that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company; and (iv) 12,963 shares that Mr. Carey will have the right to purchase pursuant to stock options that will become vested and exercisable on October 29, 2021.

(9)	Includes 116,889 shares that Mr. Caudle has the right to purchase pursuant to stock options that are currently exercisable.
(10)

Includes 51,917 shares that Mr. Cox has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.

(11)

Includes (i) 5,000 shares that Mr. Creaturo has the right to purchase pursuant to stock options that are currently exercisable; (ii) 5,000 shares that Mr. Creaturo has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock on September 9, 2021; (iii) 5,000 shares that Mr. Creaturo will have the right to purchase pursuant to stock options that will become vested and exercisable on September 9, 2021; and (iv) 4,445 shares that Mr. Creaturo will have the right to purchase pursuant to stock options that will become vested and exercisable on October 30, 2021.

(12)	Includes 15,000 shares that Mr. Ingle has the right to purchase pursuant to stock options that are currently exercisable.
(13)

Includes 12,485 shares that Mr. Kilts has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.

(14)	Consists of 5,000 shares that Mr. Ning has the right to purchase pursuant to stock options that are currently exercisable.
(15)

Consists of 48,099 shares that Ms. Present has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company.

(16)

Includes 1,417,054 shares held by Inclusive Capital Partners Spring Master Fund, L.P., which may be deemed to be indirectly beneficially owned by Inclusive Capital Partners, L.P. Ms. Zlotnicka and each of Inclusive Capital Partners, L.P. and Inclusive Capital Partners Spring Master Fund, L.P. disclaim beneficial ownership of the reported securities except to the extent of her or its pecuniary interest therein.

(17)

Includes 400,745 shares that a director, a director nominee, or a current executive officer has the right to acquire within 60 days of August 31, 2021 through the exercise of stock options or the vesting of restricted stock units and vested share units.

Proposal 1:

Election of Directors

On the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the 10 persons listed below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2022 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

All of the nominees are currently serving as directors, except Rhonda Ramlo whose Board service would commence upon her election at the Annual Meeting. Ms. Ramlo was identified to the Board as a potential director by a non-management director. Except for Emma S. Battle who was elected to the Board effective January 25, 2021, the other current directors were elected to the Board at the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”). Ms. Battle was identified to the Board as a potential director through the University of North Carolina at Chapel Hill School of Law’s Director Diversity Initiative (the “DDI”), a cost-free resource that maintains a database of prospective female and/or racially or ethnically diverse director candidates.

The Company’s Corporate Governance Guidelines establish certain limits for other directorships for the Company’s directors. In evaluating Mr. Kilts’ nomination for election as a director at the Annual Meeting, the Board determined that Mr. Kilts’ other directorships and officer positions would not impair his ability to carry out effectively his duties and responsibilities on the Board. Mr. Kilts has served as an integral member of the Board since 2016, and the Board believes that his strategic experience, acumen, and expertise provide valuable insights for UNIFI’s leadership.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board.

The Board of Directors recommends that you vote “FOR” the election of each of the 10 nominees listed below. Unless otherwise specified, proxies will be voted “FOR” the election of each of the 10 nominees listed below.

Director Nominees

Listed below are the 10 persons nominated for election to the Board of Directors. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes, or skills that led the Board of Directors to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
Emma S. Battle	60	President and Chief Executive Officer, Market Vigor, L.L.C.	2021
Robert J. Bishop	64	Managing Principal, Impala Asset Management LLC	2016
Albert P. Carey	69	Executive Chairman of UNIFI	2018
Archibald Cox, Jr.	81	Chairman, Sextant Group, Inc.	2008
Edmund M. Ingle	56	Chief Executive Officer of UNIFI	2020
James M. Kilts	73	Founding Partner, Centerview Capital	2016
Kenneth G. Langone	85	President and Chief Executive Officer, Invemed Associates LLC	1969
Suzanne M. Present	62	Principal, Gladwyne Partners, LLC	2011
Rhonda L. Ramlo	61	Vice President & General Manager, The Clorox Company	—
Eva T. Zlotnicka	38	Managing Partner, Inclusive Capital Partners, L.P.	2018

Emma S. Battle

Ms. Battle has served as President and Chief Executive Officer of Market Vigor, L.L.C., a business services company focused on strategic consulting and digital and online marketing, since she founded the company in 2003. From 2015 to 2017, Ms. Battle was Vice President of Client Success at Windsor Circle, an e-commerce marketing company. Previously, she served in executive and senior marketing and sales roles at Three Ships Media, Red Hat, Art.com, 1 Sync, and Sara Lee Branded Apparel (now known as Hanesbrands Inc.). Ms. Battle also serves on the boards of directors of Bassett Furniture Industries, Inc. and Nu Skin Enterprises, Inc., and was a director of Primo Water Corporation until 2020. Ms. Battle pursues continuing education through online classes and membership in professional organizations, like Brentwood Advisory Group, and supports and collaborates with current and aspiring board directors through the DDI, Onboard NC, Santa Clara University's Black Corporate Board Readiness program, and the newly established Take Your Seat initiative. Ms. Battle also devotes time to charitable and civic causes: since 2017, she has served as President and Chief Executive Officer of Higher Ed Works, a charitable organization that supports public higher education in North Carolina, and she also serves on the boards of FPG Child Development Institute, Southeastern Wind Coalition, and Elon University's Martha & Spencer Love School of Business.

Ms. Battle is a successful businessperson with an extensive background in digital and online marketing, marketing analytics, and business and marketing strategy. She also brings to the Board her perspective from working with other large corporations and serving on other public company boards. In addition, her commitment to sustainability and social responsibility is valuable to the Company.

Robert J. Bishop

Mr. Bishop founded Impala Asset Management LLC, a private investment management firm, in 2004 and is the Managing Principal of the firm and manages the Impala, Waterbuck, and Alpha Funds and other managed accounts. From 2002 to 2003, he was Chief Investment Officer at Soros Fund Management overseeing the Quantum Endowment Fund. From 1998 to 2002, he was a principal at Maverick Capital. Mr. Bishop was a portfolio manager at Kingdon Capital from 1995 to 1998 and, from 1992 to 1995, he was Managing Director of Tiger Management. From 1986 to 1992, Mr. Bishop was an equity analyst at Salomon Brothers and, from 1980 to 1984, he worked as a legislative assistant/director for Congressmen Don Ritter and Toby Roth.

Mr. Bishop brings valuable financial and managerial expertise to the Board through his extensive experience in investment and asset management.

Albert P. Carey

Mr. Carey has served as Executive Chairman of the Board of UNIFI since April 2019. Mr. Carey previously served as Non-Executive Chairman of the Board of the Company from January 2019 to March 2019. In March 2019, Mr. Carey retired from PepsiCo, Inc., a consumer products company, after a 38-year career with the company in which he held a number of senior leadership roles, including Chief Executive Officer of PepsiCo North America from March 2016 to January 2019, Chief Executive Officer of PepsiCo North America Beverages from July 2015 to March 2016, Chief Executive Officer of PepsiCo Americas Beverages from September 2011 to July 2015, and President and Chief Executive Officer of Frito-Lay North America from June 2006 to September 2011. Mr. Carey joined PepsiCo in 1981 after spending seven years with The Procter & Gamble Company. Mr. Carey also serves on the board of directors of The Home Depot, Inc. and the board of trustees at the University of Maryland, and volunteers at the Bridgeport Rescue Mission in Bridgeport, Connecticut.

Mr. Carey brings to the Board more than 40 years of experience with consumer product companies. In addition, having served in a number of senior executive positions at PepsiCo, Mr. Carey brings to the Board valuable leadership and strategic management skills.

Archibald Cox, Jr.

Mr. Cox has served as Chairman of Sextant Group, Inc., a financial advisory and private equity firm, since 1993. Mr. Cox is the former Chairman of Barclays Americas, a position he held from May 2008 to June 2011. Mr. Cox was a director of Hutchinson Technology Incorporated from May 1996 to September 2009. He was also Chairman of Magnequench, Inc., a manufacturer of magnetic material, from September 2005 to September 2006 and President and Chief Executive Officer of Magnequench, Inc. from October 1995 to August 2005. Mr. Cox was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth, zirconium, and magnetic materials, from September 2005 to September 2006. Mr. Cox also serves on the boards of several private companies and as Chairman of two of these companies. Since July 2012, Mr. Cox has served on the board of trustees of St. Paul’s School, a secondary educational institution located in Concord, New Hampshire, where he currently serves as board president. Mr. Cox has served as Lead Independent Director of UNIFI since August 2019.

Mr. Cox brings to the Board executive decision-making skills, operating and management experience, expertise in finance, and investment and business development experience. In addition, Mr. Cox brings to the Board considerable experience with financial and strategic planning matters critical to the oversight of the Company’s financial reporting, compensation practices, and business strategy implementation.

Edmund M. Ingle

Mr. Ingle has served as Chief Executive Officer of UNIFI since June 2020. From May 2019 to June 2020, he served as Chief Executive Officer of the Recycling group of Indorama Ventures, a global chemicals company and a global integrated leader in PET and fibers serving major customers in diversified end-use markets. From May 2018 to June 2020, he was Chairperson and Chief Executive Officer of Indorama’s Wellman International division. Prior to that, Mr. Ingle was with UNIFI for approximately 30 years, during which time he held various key leadership positions, including Vice President of Global Corporate Sustainability, Vice President of Supply Chain, General Manager of the Company’s Flake and Chip business, Vice President and General Manager of REPREVE® Polymers, General Manager of the Company’s Nylon business, and Director of Global Procurement.

Mr. Ingle brings to the Board a deep understanding of UNIFI’s operations and the textile industry, gained through his approximately 30 years of experience with the Company. He also brings important executive leadership and strategic management skills to the Board.

James M. Kilts

Mr. Kilts is the founding partner of Centerview Capital, a private equity firm which was founded in 2006, and currently serves as Co-Chief Executive Officer of Conyers Park III Acquisition Corp., a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Mr. Kilts served as Chairman and Chief Executive Officer of The Gillette Company from 2001, and as President from 2003, until it merged with The Procter & Gamble Company in 2005, at which time he became Vice Chairman of The Procter & Gamble Company. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco Group Holdings Corporation from 1998 until its acquisition by the Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of the Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food Group. In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group’s domestic and international strategy. Mr. Kilts has served as a member of the board of directors of Pfizer Inc. since 2007, Chairman of The Simply Good Foods Company (formerly known as Conyers Park Acquisition Corp.) since 2016, and Chairman of Advantage Solutions Inc. (formerly known as Conyers Park II Acquisition Corp.) since 2020. Mr. Kilts was also Executive Chairman of Conyers Park II Acquisition Corp. until 2020, Chairman of Nielsen Holdings N.V. until 2013, Chairman of Nielsen Company B.V. until 2014, Chairman of Big Heart Pet Brands until 2015, a director of MeadWestvaco Corporation until 2014, a director of Nielsen Holdings plc until 2017, and a director of MetLife, Inc. until 2020.

As Chief Executive Officer of Gillette and Nabisco and as Vice Chairman of Procter & Gamble, Mr. Kilts developed valuable business, leadership, and strategic management skills, including expertise in cost management, value creation, and resource allocation, which he brings to the Board. Mr. Kilts also brings to the Board valuable experience with consumer product companies.

Kenneth G. Langone

Mr. Langone has been President and Chief Executive Officer of Invemed Associates LLC, an investment banking firm, since 1974. From 2011 to 2013, he served as Chief Executive Officer, President, and Chairman of Geeknet, Inc., a retailer of a wide range of products aimed at technology enthusiasts. Mr. Langone was a co-founder, and served as a director from 1978 to 2008, of The Home Depot, Inc. Mr. Langone was a director of ChoicePoint Inc. from 2002 to 2008, Geeknet, Inc. from 2010 to 2015, General Electric Company from 1999 to 2005, and YUM! Brands, Inc. from 1997 to 2012.

Mr. Langone brings to the Board extensive operating and management experience, including as Chief Executive Officer of a financial services business, financial expertise, and public company directorship and committee experience. In addition, Mr. Langone’s extensive service on the Board of Directors provides a valuable historical perspective through which it can contextualize and direct the Company’s performance and strategic planning.

Suzanne M. Present

Ms. Present is a co-founder and has been a principal of Gladwyne Partners, LLC, a private partnership fund manager, since 1998. Prior to Gladwyne’s formation, Ms. Present spent 15 years at Lazard Freres & Co., the first five as a securities analyst before moving on to investment banking.  From 2013 to 2020, Ms. Present served as Executive Director of Ken’s Krew, Inc., a non-profit organization that provides training and other support services to individuals with intellectual and developmental disabilities to assist with entering the workforce, and now serves as Chairman and Treasurer, positions she assumed in 2020. Ms. Present has served as a director of numerous public and private companies in a variety of industries, including media, technology, healthcare, and retail.

Through her experiences at Gladwyne Partners and service on various boards of directors, Ms. Present developed extensive financial expertise important to the oversight of the Company’s audit functions and analysis of business strategies, which she brings to the Board.

Rhonda L. Ramlo

Ms. Ramlo is Vice President & General Manager of Strategy, Acquisitions, and New Business Development at The Clorox Company, a leading multinational manufacturer and marketer of consumer and professional products, a position she has held since 2013. From 2010 to 2012, Ms. Ramlo served as Vice President & General Manager of The Clorox Company’s Laundry and Water Filtration businesses. Before joining The Clorox Company, Ms. Ramlo was with Dreyer’s Grand Ice Cream Holdings, Inc. for 16 years, where she held numerous executive leadership positions. Prior to that, Ms. Ramlo worked at Booz Allen Hamilton Holding Corporation as a strategic consultant. Ms. Ramlo also serves on the boards of directors of Nuun, Inc. and REDD Bar, two privately held consumer packaged goods companies.

Ms. Ramlo brings to the Board considerable strategic and development experiences, which offer brand strategy, marketing, sales, and innovation expertise.

Eva T. Zlotnicka

Ms. Zlotnicka is a co-founder and has been a Managing Partner and a member of the Management Committee of Inclusive Capital Partners, L.P., a San-Francisco-based investment firm, since July 2020. Prior to that, she was Managing Director of the ValueAct Spring Fund and Head of Stewardship at ValueAct Capital, a San-Francisco-based investment firm, from January 2020 to July 2020, and a Vice President of

Value Act Capital from February 2018 to December 2019. Prior to joining ValueAct Capital in February 2018, Ms. Zlotnicka was an Environmental, Social, and Governance (“ESG”) equity research analyst for nearly seven years. Previously, Ms. Zlotnicka was U.S. lead for the Sustainability Research team at Morgan Stanley, a global financial services firm, from January 2015 to February 2018, and held a similar role at UBS Investment Bank, a division of UBS Group AG, a Swiss multinational investment bank and financial services company, from July 2011 to January 2015. Prior to becoming an ESG equity research analyst, she spent five years at Morgan Stanley primarily focused on fixed income securities and derivatives. Ms. Zlotnicka is a director of Hawaiian Electric Industries, Inc. Ms. Zlotnicka also serves as a member of the Investor Advisory Group for the Sustainability Accounting Standards Board and is a member of the Advisory Board of the Institute for Corporate Governance and Finance at the New York University School of Law. Ms. Zlotnicka also co-founded Women Investing for a Sustainable Economy (WISE), a global professional community.

Ms. Zlotnicka brings to the Board valuable expertise in sustainable investing and multinational ESG initiatives. Ms. Zlotnicka also brings to the Board extensive experience in a number of critical areas, including investment management and finance.

Corporate Governance

The Board of Directors

The Company is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of UNIFI’s shareholders. The Board has adopted written corporate governance policies, principles, and guidelines, known as the Corporate Governance Guidelines. The Board also has adopted (i) a Code of Ethics for Senior Financial and Executive Officers (the “Code of Ethics for Senior Financial and Executive Officers”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Vice President & Treasurer, Vice President of Finance, and other senior financial and executive officers and employees; (ii) a Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to the Company’s directors, officers, and employees; and (iii) an Ethical Business Conduct Policy Statement (the “Ethics Policy Statement”), which applies to the Company’s directors, officers, and employees. The Code of Ethics for Senior Financial and Executive Officers, the Code of Ethics, and the Ethics Policy Statement include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and other related topics.

Documents Available

Certain of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, as well as the Corporate Governance Guidelines, the Code of Ethics for Senior Financial and Executive Officers, the Code of Ethics, and the Ethics Policy Statement, are published on the investor relations portion of the Company’s website at www.unifi.com. These materials are also available in print free of charge to any shareholder upon request by contacting the Company in writing at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410, Attention: Investor Relations, or by telephone at (336) 294-4410. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Code of Ethics for Senior Financial and Executive Officers (to the extent required to be disclosed pursuant to Form 8-K), on the investor relations portion of the Company’s website at www.unifi.com. By referring to the Company’s website, www.unifi.com, or any portion thereof, including the investor relations portion of the Company’s website, the Company does not incorporate its website or its contents into this Proxy Statement.

Director Independence

The Board believes that a majority of its members are independent under the applicable New York Stock Exchange rules (the “NYSE rules”) and SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted Director Independence Standards, which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a director has a material relationship with UNIFI. The Director Independence Standards are available on the investor relations portion of the Company’s website, www.unifi.com, as an appendix to the Corporate Governance Guidelines.

In August 2021, the Board of Directors, with the assistance of the Corporate Governance and Nominating Committee, conducted an evaluation of director independence based on the Director Independence Standards, the NYSE rules, and the SEC rules. The Board considered all relationships and transactions between each director or director nominee (and his or her immediate family members and affiliates) and each of UNIFI, its management, and its independent registered public accounting firm, as well as the transactions described below under “—Related Person Transactions.” As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three fiscal years (except for Messrs. Ingle’s and Carey’s relationships as employees of UNIFI and Mr. Caudle’s relationship as a former employee of UNIFI) all fall below the thresholds in the Director Independence Standards. Consequently, the Board of Directors determined that each of Messrs. Bishop, Cox, Kilts, Langone, and Mead and Mses. Battle, Present, Ramlo, and Zlotnicka qualifies (and, in the case of Mr. Mead, qualified) as an independent director under the Director Independence Standards, the NYSE rules, and the SEC rules. The Board also determined that each member of the Audit, Compensation, and Corporate Governance and Nominating Committees (see membership information below under “—Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure at a particular time based on what the Board determines to be in the best interests of the Company and its shareholders. The Company’s Corporate Governance Guidelines provide that the Board has no established policy with respect to combining or separating the offices of Chairman of the Board and principal executive officer.

The Company currently has separated the roles of Chairman of the Board and principal executive officer. Albert P. Carey serves as the Executive Chairman of the Board and Edmund M. Ingle, as Chief Executive Officer, serves as the Company’s principal executive officer. The Company previously combined the roles of Chairman of the Board and principal executive officer and, in the future, the Board may determine in certain circumstances that it is in the best interests of the Company and its shareholders for the same person to hold the positions of Chairman of the Board and principal executive officer. The Board, however, believes that the Company’s present leadership structure is appropriate for the Company at the current time, as it allows Mr. Ingle to focus on the day-to-day operation of the business, while allowing Mr. Carey to focus on overall leadership and strategic direction of UNIFI, guidance of the Company’s senior management, and leadership of the Board.

The Company’s Corporate Governance Guidelines further provide that if the Chairman is not determined by the Board as independent, the independent directors may determine that the Board should have a Lead Independent Director. In the event that the independent directors make such a determination, the Lead Independent Director is appointed by a majority of the independent directors. In October 2020, the independent directors reappointed Archibald Cox, Jr. to serve as Lead Independent Director, a position he has held since August 2019.

The duties of the Lead Independent Director include: (i) providing leadership to the Board; (ii) chairing Board meetings in the absence of the Chairman; (iii) organizing, setting the agenda for, and leading executive sessions of the independent directors without the attendance of management; (iv) serving as a liaison between management and the independent directors; (v) consulting with the Chairman to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting; (vi) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vii) meeting with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions; (viii) advising the Corporate Governance and Nominating Committee on the selection of committee chairpersons; and (ix) having the authority to call meetings of the independent directors.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Committee members and committee chairs are appointed by the Board. The members and chairs of these committees are identified in the following table:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Emma S. Battle		Member
Robert J. Bishop	Member
Albert P. Carey
Archibald Cox, Jr.		Chair	Member
Edmund M. Ingle
James M. Kilts		Member
Kenneth G. Langone		Member	Member
Suzanne M. Present	Chair
Eva T. Zlotnicka	Member		Chair

Each committee of the Board of Directors functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2021
Audit Committee

•  Assists the Board in its oversight of (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s independent registered public accounting firm, and (v) the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm.

•  Appoints, compensates, retains, and oversees the work of the Company’s independent registered public accounting firm.

•  Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements.

•  Reviews and discusses with management the quarterly earnings releases.

•  Reviews and pre-approves all audit and non-audit services proposed to be performed by the Company’s independent registered public accounting firm.

•  Reviews and, if appropriate, approves or ratifies related person transactions.

•  Discusses with management, the Company’s independent registered public accounting firm, and Company personnel responsible for the Company’s internal audit function, the quality and adequacy of the Company’s internal controls.

•  Assists the Board in its oversight of enterprise risk management.

•  The Board of Directors has determined that each of Mses. Present and Zlotnicka and Mr. Bishop is an “audit committee financial expert” within the meaning of the SEC rules and that each of Mses. Present and Zlotnicka and Mr. Bishop is “financially literate” and has accounting or related financial management expertise, in each case, as determined by the Board in its business judgment.

9

Compensation Committee

•  Oversees the administration of the Company’s compensation plans.

•  Reviews and approves the compensation of the executive officers and oversees management’s decisions concerning the compensation of the other officers.

•  Reviews and makes recommendations to the independent directors on the Board with respect to any employment agreements, consulting arrangements, severance or retirement arrangements, or change of control agreements and provisions covering any current or former executive officer of the Company.

•  Conducts annual performance evaluation of management.

•  Oversees regulatory compliance regarding compensation matters.

5
Corporate Governance and Nominating Committee

•  Identifies, evaluates, and recommends director candidates to the Board.

•  Determines the criteria for membership on the Board and its committees and recommends such criteria to the Board for approval.

•  Makes recommendations to the Board concerning committee appointments and Board and committee leadership.

•  Makes recommendations to the Board with respect to determinations of director independence.

•  Reviews and recommends to the Board the form and amount of director compensation.

•  Oversees annual performance evaluation of the Board, the committees of the Board, leadership of the Board (including the Chairman of the Board and the Lead Independent Director), and individual directors.

•  Oversees director education and new director onboarding.

•  Considers and recommends to the Board other actions relating to corporate governance.

5

The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board of Directors held nine meetings during fiscal 2021. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2021. It is the Board’s policy that the directors should attend the Company’s annual meeting of shareholders absent extenuating circumstances. All of the Company’s nine directors in office at the time attended the 2020 Annual Meeting.

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions without management. Archibald Cox, Jr., as the Lead Independent Director, presides over these executive sessions.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become members of the Board and for recommending to the Board the individuals for nomination as members. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee considers the following criteria, in addition to other factors it may determine appropriate: (i) the candidate’s roles and contributions valuable to the business community; (ii) the candidate’s diversity, integrity, accountability, informed judgment, financial literacy, passion, creativity, and vision; (iii) the candidate’s knowledge about the Company’s business or industry; (iv) the candidate’s independence; (v) the candidate’s willingness and ability to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees; and (vi) the NYSE rules.

Neither the Corporate Governance and Nominating Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees. However, the Board believes that men and women of different ages, races, and ethnic and cultural backgrounds can contribute different and useful perspectives, and can work effectively together to further the Company’s objectives, and, as noted above, a candidate’s diversity is one of the criteria that the Corporate Governance and Nominating Committee considers in evaluating potential director nominees.

The Corporate Governance and Nominating Committee may, at its discretion, hire or solicit third parties to assist in the identification and evaluation of director nominees.

Shareholder Recommendations of Director Candidates

Recommendations by shareholders for director candidates to be considered for the 2022 Annual Meeting of Shareholders must be in writing and received by the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than June 29, 2022 and no later than July 29, 2022. However, if the date of the 2022 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after October 27, 2022, then the written notice must be received by the Company’s Corporate Secretary no earlier than 120 days prior to the date of the 2022 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting.

The notice must contain certain information about the nominee and the shareholder submitting the nomination as set forth in the Company’s Amended and Restated By-laws. With respect to the nominee,

the notice must contain, among other things, (i) the nominee’s name, age, and business and residence addresses; (ii) the nominee’s background and qualification, including, the principal occupation or employment of the nominee; (iii) the class and number of shares or other securities of the Company owned of record or beneficially by the nominee or any Shareholder Associated Person (as defined in the Company’s Amended and Restated By-laws); (iv) any derivative positions held of record or beneficially by the nominee or any Shareholder Associated Person related to, or the value of which is derived in whole or in part from, the value of any class of the Company’s shares or other securities and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, the nominee or any Shareholder Associated Person with respect to the Company’s shares or other securities; (v) a written statement executed by the nominee (A) acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under New York law with respect to the Company and its shareholders; (B) disclosing whether the nominee is a party to an agreement, arrangement, or understanding with, or has given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director of the Company, will act or vote on any issue or question; (C) disclosing whether the nominee is a party to an agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with the nominee’s service or action as a director of the Company; (D) agreeing to update continually the accuracy of the information required by the immediately preceding clauses (B) and (C) for as long as the nominee is a nominee or a director of the Company; and (E) agreeing, if elected as a director of the Company, to comply with all codes of conduct and ethics, corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company applicable to directors; and (vi) any other information regarding the nominee or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors or that the Company may reasonably require to determine the eligibility of the nominee to serve as a director of the Company. With respect to the shareholder submitting the nomination, the notice must contain: (1) the name and address, as they appear on the Company’s books, of such shareholder and any Shareholder Associated Person; (2) the class and number of shares or other securities of the Company owned of record or beneficially by such shareholder or any Shareholder Associated Person; (3) any derivative positions held of record or beneficially by such shareholder or any Shareholder Associated Person related to, or the value of which is derived in whole or in part from, the value of any class of the Company’s shares or other securities and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Company’s shares or other securities; (4) any other information regarding such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors; and (5) a representation whether either such shareholder or any Shareholder Associated Person intends to, or is part of a group which intends to, deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from shareholders in support of such nomination.

A shareholder who is interested in recommending a director candidate should request a copy of the Company’s Amended and Restated By-laws by writing to the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Recommended candidates will be subject to a background check by a qualified firm of the Company’s choosing. Appropriate submission of a recommendation by a shareholder does not guarantee the selection of the shareholder’s candidate or the inclusion of the candidate in the Company’s proxy materials; however, the Corporate Governance and Nominating Committee will consider any such candidate in accordance with the director nomination process described above.

Annual Evaluation of Directors and Board Committee Members

The Board of Directors evaluates the performance of each director, each committee of the Board, the Chairman, the Lead Independent Director, and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director records his or her views on the performance of each director standing for reelection, each committee of the Board, the Chairman, the Lead Independent Director, and the Board of Directors as a whole. The entire Board of Directors reviews the results of these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Prohibitions Against Hedging, Pledging, or Short Selling

UNIFI maintains policies that apply to all directors, officers, and employees that prohibit hedging or short selling (profiting if the market price decreases) of Company securities. Such policies also prohibit all directors, officers, and employees from pledging any Company securities, purchasing any Company securities on margin, or incurring any indebtedness secured by a margin or similar account in which Company securities are held, without the prior approval of the Audit Committee of the Board.

Policy for Review of Related Person Transactions

Pursuant to the Company’s Related Persons Transactions Policy, which is available on the investor relations portion of the Company’s website at www.unifi.com, the Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest in the relationships or transactions. The Company’s executive management is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. As required under the SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed under the SEC rules. As set forth in the Audit Committee’s charter, which is available on the investor relations portion of the Company’s website at www.unifi.com, in the course of its review and, if appropriate, approval or ratification of a disclosable related person transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products, and, if applicable, the impact on a director’s independence.

Related Person Transactions

In fiscal 2021, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, approximately $4.12 million in connection with leases of tractors and trailers and for related transportation services. Kenneth G. Langone, a director of the Company, owns a non-controlling 33% equity interest in, and is a director and the Non-Executive Chairman of, Salem Holding Company. Mr. Langone is not an employee of Salem Holding Company or any of its subsidiaries and is not involved in the day-to-day operations of any such company. The terms of the Company’s leases with Salem Leasing Corporation are, in the Company’s opinion, no less favorable than the terms the Company would have been able to negotiate with an independent third party. The foregoing transaction was approved under UNIFI’s Related Persons Transactions Policy.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. The full Board reviews strategic risks and opportunities facing the Company. Among other areas, the Board is involved in overseeing risks related to the Company’s overall strategy, business results, capital structure, capital allocation and budgeting, and executive officer succession. Certain other important categories of risk are assigned to designated Board committees (which are composed solely of independent directors) that report back to the full Board. In general, the committees oversee the following risks:

•

Audit Committee oversees risks related to internal financial and accounting controls, legal, regulatory, cyber security, and compliance risks, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function, related person transactions, and the overall risk management governance structure and risk management function;

•

Compensation Committee oversees the Company’s compensation programs and practices. For a detailed discussion of the Company’s efforts to manage compensation-related risks, see “Compensation Discussion and Analysis—Risk Analysis of Compensation Programs and Practices” beginning on page 36; and

•

Corporate Governance and Nominating Committee oversees issues that may create governance risks, such as Board composition and structure, director selection, director succession planning, and environmental, social, and sustainability activities.

The Board believes that its leadership structure supports the Company’s governance approach to risk oversight as both the Executive Chairman and the principal executive officer are involved directly in risk management as members of the Company’s management team, while the committee chairpersons, in their respective areas, maintain oversight roles as independent members of the Board.

Compensation Committee Advisors

The Compensation Committee has sole authority under its charter to retain compensation consultants and other advisors and to approve such consultants’ and advisors’ fees and retention terms. The Compensation Committee has retained Korn Ferry to serve as its independent advisor and to provide it with advice and support on executive compensation issues.

The Compensation Committee has reviewed and confirmed the independence of Korn Ferry as the Compensation Committee’s compensation consultant. Neither Korn Ferry nor any of its affiliates provides any services to UNIFI except for services provided to the Compensation Committee. In addition to Korn Ferry, the Compensation Committee has reviewed the independence of each other outside advisor in advance of receiving advice from such advisor.

Communications with the Board of Directors

Shareholders and other interested parties can communicate directly with any of the Company’s directors, by sending a written communication to a director at Unifi, Inc. c/o Corporate Secretary, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Shareholders and other interested parties wishing to communicate with Archibald Cox, Jr., as Lead Independent Director, or with the independent directors as a group may do so by sending a written communication to Mr. Cox at the above address. In addition, any party who has concerns about accounting, internal controls, or auditing matters may contact the Audit Committee directly by sending a written communication to the Chair of the Audit Committee at the above address or by calling toll-free 1-800-514-5265. Such communications may be confidential or anonymous. All such communications are promptly reviewed before being forwarded to the addressee. Any concerns relating to accounting, internal controls, auditing matters, or officer conduct are sent immediately to the Chair of the Audit Committee. UNIFI generally will not forward to directors a shareholder communication that it determines to be primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Director Compensation

Pursuant to the Company’s Director Compensation Policy, each director who is considered “independent” within the meaning of the Director Independence Standards adopted by the Board of Directors, which incorporate the independence standards of the NYSE rules, receives compensation for his or her service on the Board, while each non-independent director receives no compensation for his or her service as a director. In fiscal 2021, the Company’s non-independent directors were Messrs. Ingle, Caudle, and Carey. The following table sets forth the compensation paid to each independent director who served on the Board in fiscal 2021:

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)	Total ($)
Emma S. Battle	—		75,995		—	75,995
Robert J. Bishop	—		100,000		—	100,000
Archibald Cox, Jr.	—		125,000	(2)	—	125,000
James M. Kilts	—		100,000		—	100,000
Kenneth G. Langone	—		100,000		—	100,000
James D. Mead (3)	—		—		—	—
Suzanne M. Present	—		115,000	(4)	—	115,000
Eva T. Zlotnicka	60,000	(5)	50,000		—	110,000

(1)

Represents the grant date fair value of either (i) Common Stock, in the case of Mses. Battle and Zlotnicka, or (ii) share unit awards that, in the case of all independent directors other than Mses. Battle and Zlotnicka, vested upon each director’s election at the 2020 Annual Meeting and were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Generally, the full grant date fair value is the amount that the Company would expense in the consolidated financial statements over the award’s vesting period. For additional information regarding the assumptions made in calculating these amounts, see Note 17 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2021. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.

(2)

In addition to the annual retainer for his service as an independent director in fiscal 2021, Mr. Cox received (i) a $15,000 annual retainer for his service as Lead Independent Director and (ii) a $10,000 annual retainer for his service as Chair of the Compensation Committee.

(3)	On August 4, 2020, Mr. Mead notified the Company of his resignation from the Board of Directors, effective October 29, 2020.
(4)	In addition to the annual retainer for her service as an independent director in fiscal 2021, Ms. Present received a $15,000 annual retainer for her service as Chair of the Audit Committee.
(5)

In addition to the annual retainer for her service as an independent director in fiscal 2021, Ms. Zlotnicka received a $10,000 annual retainer for her service as Chair of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee reviews the form and amount of director compensation and makes recommendations to the Board of Directors for its consideration and approval. The Board approved the Company’s Director Compensation Policy on October 30, 2019. The compensation for UNIFI’s independent directors is as follows:

•	$100,000 annual retainer, where up to 50% of such amount is payable (at the director’s election) in cash and the remainder of such amount is an equity grant payable in shares of Common Stock;
•	$15,000 annual retainer for the Lead Independent Director, payable (at the director’s election) in cash or shares of Common Stock;
•	$15,000 annual retainer for the Chair of the Audit Committee, payable (at the director’s election) in cash or shares of Common Stock;
•	$10,000 annual retainer for the Chairs of the Compensation Committee and the Corporate Governance and Nominating Committee, payable (at such director’s election) in cash or shares of Common Stock; and
•	reimbursement of reasonable expenses incurred for attending Board and committee meetings.

A director may be issued stock units, in lieu of shares of Common Stock, which would be payable upon the director’s cessation of service as a member of the Board. The number of any shares of Common Stock or stock units granted to a director shall be determined based on the fair market value of the Common Stock on the date of the director’s election to the Board, and the number of shares of Common Stock underlying any stock option granted to a director shall be determined based on the Black-Scholes value of the Common Stock on the option grant date.

Any independent director who is initially appointed or elected to the Board other than at the annual meeting of shareholders will receive his or her annual retainer calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of shareholders.

Information about our Executive Officers

Set forth below are the names, ages, and professional backgrounds of the Company’s executive officers, including all positions and offices with the Company held by each such person and each such person’s principal occupation or employment during at least the past five years. Each executive officer of UNIFI is elected by the Board and holds office from the date of election until thereafter removed by the Board.

Edmund M. Ingle. Mr. Ingle, age 56, has served as Chief Executive Officer of UNIFI and a member of the Board of Directors since June 2020. From May 2019 to June 2020, he served as Chief Executive Officer of the Recycling group of Indorama Ventures, a global chemicals company and a global integrated leader in PET and fibers serving major customers in diversified end-use markets. From May 2018 to June 2020, he was Chairperson and Chief Executive Officer of Indorama’s Wellman International division. Prior to that, Mr. Ingle was with UNIFI for approximately 30 years, during which time he held various key leadership positions, including Vice President of Global Corporate Sustainability, Vice President of Supply Chain, General Manager of the Company’s Flake and Chip business, Vice President and General Manager of REPREVE® Polymers, General Manager of the Company’s Nylon business, and Director of Global Procurement. Additional information about Mr. Ingle can be found under “Proposal 1: Election of Directors—Director Nominees” beginning on page 10 of this Proxy Statement.

Albert P. Carey. Mr. Carey, age 69, has served as Executive Chairman of the Board of UNIFI since April 2019 and a member of the Board of Directors since 2018. Mr. Carey previously served as Non-Executive Chairman of the Board of the Company from January 2019 to March 2019. In March 2019, Mr. Carey retired from PepsiCo, Inc., a consumer products company, after a 38-year career with the company in which he held a number of senior leadership roles, including Chief Executive Officer of PepsiCo North America from March 2016 to January 2019, Chief Executive Officer of PepsiCo North America Beverages from July 2015 to March 2016, Chief Executive Officer of PepsiCo Americas Beverages from September 2011 to July 2015, and President and Chief Executive Officer of Frito-Lay North America from June 2006 to September 2011. Additional information about Mr. Carey can be found under “Proposal 1: Election of Directors—Director Nominees” beginning on page 10 of this Proxy Statement.

Craig A. Creaturo. Mr. Creaturo, age 51, has served as Executive Vice President & Chief Financial Officer of UNIFI since September 2019. Mr. Creaturo served as Chief Financial Officer & Vice President-Administration of Chromalox, Inc., an advanced thermal technologies manufacturing company, from February 2015 to March 2019. Prior to that, he served as Chief Financial Officer of II-VI Incorporated, a publicly traded global leader in engineered materials and optoelectronic components, from 2004 to 2014, Treasurer of II-VI from 2000 to 2014, and Corporate Controller of II-VI from 1998 to 2000. From 1992 to 1998, he held a variety of audit roles at Arthur Andersen LLP.  Mr. Creaturo is a certified public accountant in the Commonwealth of Pennsylvania.

Hongjun Ning. Mr. Ning, age 54, has served as an Executive Vice President of UNIFI since July 2020, President of Unifi Textiles (Suzhou) Co. Ltd. (“UTSC”) (UNIFI’s subsidiary in China) since March 2020, and President of Unifi Asia Pacific (Hong Kong) Company, Limited (“UAP”) (UNIFI’s subsidiary in Hong Kong) since June 2017. Previously, he served as Vice President of UTSC from September 2013 to June 2017, Director of Sales & Marketing of UTSC from August 2008 to September 2013, and General Manager, Sales & Marketing of a former UNIFI joint venture in China from January 2006 to August 2008.

Lucas de Carvalho Rocha. Mr. Rocha, age 64, has served as an Executive Vice President of UNIFI since July 2020 and Vice President of Unifi Latin America (“ULA”) (UNIFI’s subsidiary in Colombia) and President of Unifi do Brasil, Ltda. (“UdB”) (UNIFI’s subsidiary in Brazil) since January 2018. Previously, he served as Director of Operations of UdB from April 1999 to January 2018. Prior to his career with UNIFI, Mr. Rocha also spent time at the following textile entities in Brazil: Fairway Filamentos SA (Rhodia & Hoechst J.V.), Textuval Indústria Têxtil Ltda., Rhodia SA (Rhone Poulenc Group), and Polyenka SA (ex-AKZOGroup).

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including:

•	the process the Compensation Committee used to determine compensation and benefits for the following named executive officers (“NEOs”) for fiscal 2021:

Edmund M. Ingle	Chief Executive Officer

Thomas H. Caudle, Jr.	Former President & Chief Operating Officer(1)

Albert P. Carey	Executive Chairman

Craig A. Creaturo	Executive Vice President & Chief Financial Officer

Hongjun Ning	Executive Vice President, President of UTSC, and President of UAP

(1)	On April 20, 2020, Mr. Caudle informed the Board that he would retire from his positions with the Company on June 27, 2021.
•	the material elements of the Company’s executive compensation program; and
•	the key principles and objectives, including the Company’s focus on pay for performance, that guide the Company’s executive compensation program.

Executive Summary

Company Performance Highlights

In fiscal 2021, the Company’s Polyester and Nylon Segments were adversely impacted by the COVID-19 pandemic, as manufacturing activity in the North and Central America regions has recovered less rapidly than in Asia and Brazil. Although productivity remains pressured by lower global demand, the Company’s Asia Segment continues to perform well with both new and existing customer programs. The Company’s Brazil Segment was able to navigate its domestic recovery more favorably than competitive importers, resulting in sales volume and market share growth compared to recent fiscal years. The Company believes the outperformance by the Brazil Segment includes the temporary capture of market share from competitive imports and higher conversion margin due to the unfavorable dynamics facing competitors regarding input and freight costs combined with weaker delivery speed. Such competition, pricing, and gross margins are expected to normalize over the mid- to long-term, especially following the exceptional gross margin rates achieved by the Brazil Segment during most of fiscal 2021.

Although sales volumes in the North and Central America regions were pressured in fiscal 2021, the Company’s operations benefited from selling price stability and responsiveness and sales mix improvements. Accordingly, the Company was able to achieve better-than-expected operating results in fiscal 2021. The Company achieved a significant year-over-year increase in its key performance indicators, including net sales growth of 10% and gross profit growth of 139%, along with operating income and net income levels that had not been achieved in recent fiscal years.

Additionally, the Company generated strong operating cash flows and reduced its debt principal during fiscal 2021 despite an increase in working capital following the economic rebound that occurred after the most severe months of demand pressures from the COVID-19 pandemic. The Company’s performance in fiscal 2021 has further strengthened its balance sheet and solidified the foundation for additional growth subsequent to the negative impacts of the COVID-19 pandemic.

The Company believes that several aspects of its business will remain drivers for growth once the COVID-19 pandemic subsides, including: (i) continued sales and portfolio growth for its Asia Segment; (ii) U.S. market share recapture from its recent trade initiatives; (iii) continued commitments to sustainability by corporations, governments, and other entities leading to further demand for its REPREVE® platform; (iv) leading-edge innovation and commercialization efforts that deliver meaningful consumer products; and (v) continued expansion of its portfolio with additional markets, applications, and brand partners.

Executive Compensation Highlights

As described in greater detail below, the Company believes its executive compensation program should attract top executive talent, follow a pay-for-performance compensation model, and link executive retention to long-term shareholder value. Accordingly, the Company took the following actions during fiscal 2021 with respect to the compensation of its NEOs:

•

based annual incentive compensation payments to the NEOs, with the exception of Mr. Caudle, on Adjusted EBITDA (as hereinafter defined) targets for fiscal 2021, and made no payouts below applicable Adjusted EBITDA thresholds;

•	awarded a one-time cash payment to Mr. Caudle, who did not participate in the Company’s annual incentive compensation program, in recognition of his key strategic accomplishments during fiscal 2021;
•	entered into an employment agreement with Mr. Ning, in substantially the same form as the employment agreements between the Company and its other executive officers; and
•	awarded long-term incentives in the form of stock options and restricted stock units consistent with past practice.

Compensation Philosophy, Principles, and Policies

The Company’s executive compensation philosophy is to:

Attract Top Executive Talent	Follow a Pay-for-Performance Compensation Model	Link Executive Retention to Long-Term Shareholder Value
The Company’s executive compensation program should attract high-quality executives who possess the skills and talent necessary to support and achieve the Company’s strategic objectives.	Executives should be rewarded for their achievement of near-term and long-term operating performance goals established by the Board.

The Company seeks to promote its executives’ loyalty and retention by utilizing a stock ownership policy and other arrangements that further link executive compensation to sustained shareholder value and consistent Company performance.

Therefore, the focus of the Company’s executive compensation program and the Compensation Committee is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time enabling the Company to attract, retain, reward, and motivate talented and experienced executives. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentives to enhance shareholder value, rewards superior performance, is justified by returns available to shareholders, and discourages employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company.

In establishing compensation for the NEOs, the following principles and policies guide the Company’s executive compensation decisions:

•	set all components of executive compensation so that the Company can continue to attract, retain, reward, and motivate talented and experienced executives;
•	ensure alignment of executive compensation with the Company’s corporate strategies and business objectives and the long-term interests of shareholders;
•	increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in those areas; and
•

enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote the retention of key personnel, by providing a portion of total compensation opportunities in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews and approves all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

What the Company Does	What the Company Doesn’t Do
• The Company’s pay-for-performance philosophy means the majority of executive officer compensation is “at risk” and tied to the creation of shareholder value.	• The Company doesn’t discount, reload, or reprice stock option awards.

• The Company’s stock ownership guidelines align the interests of the Company’s executives with those of its shareholders.	• The Company doesn’t pay gross-ups for golden parachute excise taxes.

• The Company uses objective financial performance measures in the annual incentive compensation plan closely tied to the Company’s business strategy.	• The Company doesn’t permit hedging or short selling (profiting if the market price decreases) of UNIFI securities.

• The Company has caps on payouts for annual incentive compensation.	• The Company doesn’t design compensation plans that encourage unnecessary or excessive risk.

• The Company has a robust clawback policy for annual and long-term incentive awards.	• The Company doesn’t provide guaranteed minimum payouts of annual incentive opportunities.

• The Company has engaged an independent compensation consultant.	• The Company doesn’t provide excessive perquisites.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts:

A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Component	Description	Objectives
Base Salary	• Fixed compensation that is reviewed periodically based on performance and changes in job scope and responsibilities.	• Provide a base level of compensation that fairly accounts for the job and scope of the role being performed. • Attract, retain, reward, and motivate talented and experienced executives.
Annual Incentives	• “At-risk” variable compensation earned based on performance measured against pre-established annual goals.	• Provide incentives for achieving annual operating goals that ultimately contribute to long-term value for shareholders.
Long-Term Incentives	• “At-risk” variable compensation in the form of equity awards, the value of which fluctuates according to shareholder value and that vest based on continued service.	• Align the economic interests of the Company’s executives with its shareholders by rewarding executives for stock price improvement. • Promote retention (through time-based vesting periods).
• Supplemental retirement contributions based on executives’ respective base salaries earned over time, subject to continued service.

Compensation Element	Description	Objectives
Other Personal Benefits	• Broad-based benefits provided to all of the Company’s employees (e.g., health and group term life insurance, a retirement savings plan, and certain perquisites).	• Provide a competitive total compensation package to attract and retain key executives.

Compensation Mix

Consistent with the philosophy, principles, and policies of the Company’s executive compensation program, the program places approximately 60% of total executive compensation “at risk” based on the performance of the Company and the executive through an annual cash bonus incentive program and equity-based long-term incentive awards. During fiscal 2021, the Company used the Unifi, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “Amended 2013 Plan”) and the Unifi, Inc. Second Amended and Restated 2013 Incentive Compensation Plan (the “Second Amended 2013 Plan”) to provide those equity-based awards. The Company believes the substantial weighting of performance-based compensation encourages its executives to achieve near-term and long-term operating performance goals designed to create or enhance shareholder value.

Control by the Compensation Committee

The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives (with input from the principal executive officer for NEOs other than the principal executive officer), and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administers and makes recommendations to the Board concerning benefit plans for the Company’s directors, officers, and employees, and recommends benefit programs and future goals and objectives for the Company.

As in the past, the Compensation Committee continued to consider a wide range of factors in making its fiscal 2021 compensation decisions for the Company’s NEOs, including the historical practices of the Company; the individual NEO’s leadership and role in advancement of the Company’s long-term strategy, plans, and objectives; the individual NEO’s performance and contribution to the Company’s success; budget guidelines established by the Board; and an assessment of the Company’s financial condition. Additionally, the Compensation Committee considered the Company’s fiscal 2020 operating and Adjusted EBITDA results, along with the existing economic climate. Based on this information and these factors, the Compensation Committee set executive compensation for fiscal 2021.

During fiscal 2021, the Compensation Committee engaged Korn Ferry as an independent advisor to assist the Compensation Committee with the administration of the Company’s executive compensation program. The Compensation Committee does not believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the Compensation Committee consults with Korn Ferry to gain a general understanding of compensation practices and trends of the Company’s peer group. The Compensation Committee members use that knowledge as a tool in considering the overall compensation of the Company’s executives. No specific compensation decision for any individual was based on or justified by any market comparison reports or information.

Peer Group

The Compensation Committee periodically compares the Company’s compensation practices to those of other companies within its U.S. geographical footprint and industry (or related industries from which UNIFI might seek, or to which UNIFI possibly could lose, management talent). Such comparisons have been done with the assistance of Korn Ferry. The Compensation Committee believes the comparison data provides useful information for the administration of the Company’s executive compensation program.

The Compensation Committee evaluates and approves of the peer group of companies each year. For fiscal 2021, the Compensation Committee considered a number of factors and determined to leave the peer group unchanged from fiscal 2020. It includes the following 10 companies:

• Culp, Inc.	• Interface, Inc.
• Delta Apparel, Inc.	• Lifetime Brands, Inc.
• Ethan Allen Interiors Inc.	• Oxford Industries, Inc.
• Flexsteel Industries, Inc.	• Superior Group of Companies, Inc.
• Hooker Furniture Corporation	• Vera Bradley, Inc.

The peer group allows the Compensation Committee to monitor the compensation practices of the Company’s primary competitors for executive talent. However, the Compensation Committee does not target any specific pay percentile of the peer group for the Company’s executive officers. Instead, this information is used to provide a general overview of market practices and trends and to ensure the Compensation Committee makes informed decisions regarding the Company’s executive compensation program.

Detailed Review of Compensation Components

Base Salary

The Compensation Committee believes in maintaining a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. The factors considered by the Compensation Committee in setting the NEOs’ base salaries include:

•	the executive’s leadership and role in advancement of the Company’s long-term strategy, plans, and objectives;
•	the executive’s performance and contribution to the Company’s success;
•	budget guidelines established by the Board; and
•	an assessment of the Company’s financial condition.

In addition to reviewing the above factors, the Compensation Committee also believes that strong and effective communication with management helps the Company adhere to its compensation philosophy, principles, and policies. Therefore, the Compensation Committee consults with the principal executive officer and reviews his recommendations regarding the compensation of all NEOs (other than the principal executive officer) before making its final compensation decisions. Periodically, the principal executive officer meets with the other NEOs regarding their performance.

The Compensation Committee made no adjustments to the base salaries of the NEOs during fiscal 2021, because their base salaries were appropriate based on the executives’ roles during fiscal 2021.

Annual Incentive Compensation

To encourage executives to achieve near-term operating performance goals, the Company has established an annual incentive compensation plan in the form of a cash bonus. Certain NEOs employed during the fiscal year are eligible to earn annual bonuses based on the Company’s fiscal year performance provided they remain employed through the last day of the fiscal year. Any bonus payouts for NEOs employed after the beginning of a fiscal year are prorated.

The Compensation Committee uses EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) and adjusted to exclude certain operating or non-operating income or expense items necessary to understand and compare the underlying results of the Company (“Adjusted EBITDA”), as a performance measure for the annual incentive compensation plan because the Compensation Committee believes Adjusted EBITDA serves as a high-level proxy for cash generated from operations, which is a key performance indicator used by the Board of Directors and management to assess the Company’s operating results generally. Accordingly, the Compensation Committee elected to use Adjusted EBITDA as the sole metric by which annual incentive compensation was calculated for fiscal 2021, which was consistent with fiscal 2020.

The Compensation Committee believes that the single performance measure of Adjusted EBITDA is appropriate for each NEO because each NEO plays a vital role in the overall success of the Company. Therefore, the Compensation Committee believes that the annual variable compensation received by the NEOs should reflect the Company’s near-term operating performance. In accordance with this belief, the annual incentive compensation for the U.S.-based NEOs was based on Global Adjusted EBITDA for the Company and the annual incentive compensation for Mr. Ning was based on Adjusted EBITDA for the subsidiary over which he serves as President, as described below.

For fiscal 2021, the Compensation Committee set the Global Adjusted EBITDA target for the Company at $24.7 million. The target Global Adjusted EBITDA level for the Company was based on the Board-approved business plan for fiscal 2021 and represented an increase from the Company’s actual fiscal 2020 Global Adjusted EBITDA of $16.6 million. Mr. Ning’s annual incentive compensation was based on an Adjusted EBITDA target of 70.0 million Chinese Renminbi (“RMB”) for UAP.

The annual incentive bonus awarded to NEOs may be decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to the Company’s achievement of its financial objectives. Each NEO’s performance, including the principal executive officer’s, is evaluated against specific financial goals prior to payment of bonuses, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive compensation plan may be adjusted by either the Compensation Committee or the Board to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions, if, and to the extent, either the Compensation Committee or the Board considers the effect of such events indicative of the Company’s performance. Additionally, either the Compensation Committee or the Board has the discretion to award additional bonus compensation even if a NEO would not be entitled to any bonus based on the targets previously determined.

For fiscal 2021, the Compensation Committee set annual incentive opportunities, threshold, target, and maximum performance levels, and corresponding potential annual incentive payments to the eligible NEOs (based on percentages of base salary) as set forth in the tables below.

	Annual Incentive Opportunity (as a % of Base Salary)
Name(1)	Threshold	Target	Maximum
Edmund M. Ingle	50.0%	100.0%	150.0%
Craig A. Creaturo	37.5%	75.0%	120.0%
Hongjun Ning	30.0%	60.0%	100.0%
Name(1)	Performance Measure	Weight	Target Performance
Edmund M. Ingle	Global Adjusted EBITDA	100.0%	24.7M	USD
Craig A. Creaturo	Global Adjusted EBITDA	100.0%	24.7M	USD
Hongjun Ning	UAP Adjusted EBITDA	100.0%	70.0M	RMB

(1)	Messrs. Carey and Caudle did not participate in the Company’s annual incentive compensation plan.

The following table shows the threshold, target, and maximum performance levels established by the Compensation Committee for fiscal 2021 as well as the Company’s actual performance in fiscal 2021.

Performance Metric	Threshold Performance		Target Performance		Maximum Performance		Actual Fiscal 2021 Performance
Global Adjusted EBITDA	19.8M	USD	24.7M	USD	29.6M	USD	64.6M	USD
UAP Adjusted EBITDA	56.0M	RMB	70.0M	RMB	83.9M	RMB	119.2M	RMB

The fiscal 2021 Global Adjusted EBITDA performance shown above reflects the Company’s publicly reported results. Adjusted EBITDA is a non-GAAP financial performance measure. A reconciliation of Net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is presented in Appendix A to this Proxy Statement.

Based on the performance measures established by the Compensation Committee for fiscal 2021 and the Company’s actual performance (adjusted as described above), the annual incentive compensation award earned by the NEOs for fiscal 2021 is shown in the table below.

	Fiscal 2021 Annual Incentive Compensation Payout
Name	% of Base Salary	Amount ($)
Edmund M. Ingle	150.0%	1,012,500
Craig A. Creaturo	120.0%	576,000
Hongjun Ning	100.0%	320,000

Long-Term Incentive Compensation

The Compensation Committee believes that stock-based compensation is essential to align the interests of the Company’s management and its shareholders in enhancing the long-term value of the Company’s equity and to encourage executives to retain their employment with the Company. Among the varied types of equity awards the Compensation Committee is authorized to use under both the Amended 2013 Plan and the Second Amended 2013 Plan, the Compensation Committee has determined that an equal blend of incentive stock options and restricted stock units is appropriate for covered officers (as defined below under “—Officers Stock Ownership Policy”) to provide a mix composed of awards whose value depends upon a future increase in the value of the Common Stock (incentive stock options) and awards that serve primarily as a retention or recruitment tool (restricted stock units). For other key employees, the Compensation Committee has determined that restricted stock units are preferable, because they serve as an important retention or recruitment tool.

Consistent with those determinations, in fiscal 2021, the Compensation Committee awarded stock options and restricted stock units to the NEOs on October 28, 2020 (except as otherwise noted) as shown in the Grants of Plan-Based Awards table beginning on page 39.

The stock option awards vest and become exercisable 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date. As “incentive stock options” (to the applicable maximum permitted under either the Amended 2013 Plan or the Second Amended 2013 Plan, as may apply), these stock options offer the NEO the opportunity to receive favorable tax treatment if he retains the shares acquired upon exercise for at least one year. The restricted stock units vest 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date.

Perquisites and Other Benefits

Perquisites.    The Compensation Committee’s general philosophy is to provide executives, including the NEOs, with only limited perquisites. Therefore, the Company does not provide its NEOs (other than Mr. Ning) with perquisites, such as car allowances, reimbursements for car expenses, or payment of country club dues. In fiscal 2021, Mr. Ning was (i) reimbursed for the cost of one personal trip to the United States, (ii) reimbursed for the cost of rental housing in China, (iii) afforded de minimis personal use of Company car services, and (iv) reimbursed for de minimis personal tax services.

Retirement Benefits.    In order to provide employees at all levels with greater incentives, the Company makes available to all U.S.-based employees, including the NEOs, the opportunity to make contributions to the Unifi, Inc. Retirement Savings Plan (the “401(k) Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401(k) Plan, in fiscal 2021, the Company matched contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401(k) Plan and 50% of the next 2% of compensation contributed to the 401(k) Plan.

Health Plan, Life Insurance, and Other Benefits.    The Company makes available health and insurance benefits to all employees (subject to standard eligibility waiting periods), including the NEOs. The cost of the health plans is covered partially through employee payroll deductions (except for Mr. Ning, who incurs no such payroll deductions), with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees; however, the currently employed NEOs, with the exception of Messrs. Ingle and Carey, currently receive or will receive additional life insurance coverage provided by the Company.

Supplemental Key Employee Retirement Plan.    As an additional means of attracting top executive talent and encouraging executives to remain employed with the Company, the Company maintains the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “SERP”). Participation in the SERP is limited to a select group of management employees who are selected by the Compensation Committee. As described in greater detail preceding the Nonqualified Deferred Compensation table on page 41, the SERP provides additional retirement benefits payable to the Company’s NEOs following their termination of employment.

Employment Agreements.    The Company is party to employment agreements with each of Messrs. Ingle, Carey, Creaturo, and Ning. With the exception of Mr. Carey, each employment agreement provides that each executive will (i) receive an annual base salary at the annual rate set forth in the agreement, (ii) be eligible to receive bonuses and to participate in compensation plans of the Company in accordance with any plan or decision that the Board may determine from time to time, (iii) be paid or reimbursed for business expenses, and (iv) be entitled to participate in other employment benefits generally available to other executives of the Company. Each employment agreement (with the exception of Mr. Carey’s agreement) also contains provisions regarding the termination of the executive’s employment and related severance obligations. Mr. Carey’s employment agreement provides that he will (A) receive an annual base salary at the annual rate set forth in the agreement and (B) be paid or reimbursed for business expenses. Mr. Carey’s employment agreement does not provide eligibility for bonus plan or other employment benefits generally available to other executives of the Company. The executives agreed in their employment agreements to neither compete with the Company or its affiliated entities nor solicit their respective customers, suppliers, or employees for the 12 months immediately following termination of employment.

Calculations of the estimated severance payments and benefits payable under the employment agreements are set forth under “Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control” beginning on page 42.

Policy on Executive Officer and Employee Incentive Compensation Recoupment

The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of a restatement, the Board shall review the performance-based compensation awarded to or earned by the executive officers for the three-year period prior to the restatement event and, if the Board determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the Board shall seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results.

The Company’s recoupment policy also addresses the recoupment of performance-based compensation awarded to or earned by any current or former employee if such employee engaged in certain misconduct (e.g., embezzlement, fraud, or theft or unethical behavior that harms the Company’s business, reputation, or other employees). In such event, the Board may require reimbursement of compensation granted, earned, or paid under any Company annual incentive or long-term incentive cash plans to such employee and cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement, or sale of equity awards held by such employee at any time during the three-year period ending on the date on which such misconduct is discovered.

Officers Stock Ownership Policy

The Company has adopted an Officers Stock Ownership Policy to enhance the Company’s ongoing objective to align the compensation paid to its officers with the long-term interests of shareholders. The policy applies to any NEO and any person who holds the position of Vice President or higher with the Company, its primary operating subsidiary, and possible other significant operating subsidiaries (“VP-Level Personnel”) (for purposes of the policy, collectively, “covered officers”). The policy provides for a ramp-up period for complying with the expected stock ownership levels, both upon the initial implementation of the policy and thereafter upon each person first becoming a NEO or other covered officer. If a covered officer fails to comply with the stock ownership expectation, the Compensation Committee considers that fact in setting future salary, bonus, or other compensation for the covered officer. The Company tests for compliance with the stock ownership expectation at the end of the fiscal year.

The stock ownership expectation, the calculation of shares of Common Stock counted towards the ownership expectation, and the valuation of shares of Common Stock for purposes of the policy are as set forth below. All covered officers were in compliance with their respective stock ownership expectations under the terms of the policy at the end of fiscal 2021.

Stock Ownership Expectation	Shares of Common Stock Counted Towards Ownership Expectation	Valuation of Shares of Common Stock
• CEO: At least three times annual base salary. • Other Executive Officers: At least two times annual base salary. • VP-Level Personnel: At least one times annual base salary.

•     Shares of Common Stock owned directly by the officer and shares of Common Stock held indirectly (e.g., by his or her spouse or a trust for the exclusive benefit of one or more such persons).

•     The in-the-money value of vested, but unexercised, stock options.

•     Restricted stock units that have vested or are no longer subject to forfeiture.

• The average of the daily closing market prices during the fiscal year.

If an officer falls below the applicable minimum ownership guideline due solely to a decline in the value of the Common Stock, the officer will not be required to acquire additional shares to meet the guideline; however, the officer will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time that the officer again satisfies the policy’s minimum ownership requirements.

Tax Impact on Compensation

The Compensation Committee considers the tax and accounting effects of compensation components when designing the Company’s incentive and equity compensation plans. However, the Compensation Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended by the Tax Cuts and Jobs Act in December 2017, the Company may not deduct compensation in excess of $1 million paid to “covered individuals” (as defined in Section 162(m)). Therefore, compensation in excess of $1 million paid to the covered NEOs is not deductible by the Company for federal income tax purposes unless it qualifies for a transition relief provision included in the Tax Cuts and Jobs Act for certain arrangements in place as of November 2, 2017.

Risk Analysis of Compensation Programs and Practices

While the Company’s compensation programs and practices are designed to motivate its employees and encourage performance that improves the Company’s financial and other operating results, the Company and the Compensation Committee also seek to design and implement compensation programs and practices that discourage employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company or otherwise have a material adverse effect on the Company. Management and the Compensation Committee periodically review and assess potential risks associated with the Company’s compensation programs and practices. Management and the Compensation Committee believe that the Company’s incentive compensation programs and practices are appropriately balanced between value created indirectly by the performance of the Common Stock and payments resulting from the achievement of specific financial performance objectives, so as to minimize the likelihood of unnecessary or excessive risk-taking by Company employees. Management and the Compensation Committee have concluded that any risks from such programs and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reached its conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

•	The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both near-term and long-term focus.
•

The overall compensation of the Company’s NEOs is not overly weighted towards the achievement of performance criteria in a particular fiscal year, and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

•

Payouts under the Company’s annual incentive compensation and other long-term incentive plans are based on performance criteria that the Compensation Committee believes to be challenging, yet reasonable and attainable without excessive risk-taking.

•	The Company caps payouts from its annual incentive compensation plan.
•

The Company has a compensation recoupment policy that allows the Company to recover certain compensation from an executive officer in the event of a restatement of its financial results due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws or in the event of certain fraud or other misconduct by an employee.

•

The Company has a stock ownership policy under which its NEOs and other key personnel are expected to own a significant amount of Common Stock, further aligning their interests with those of the Company’s other shareholders.

•

The Compensation Committee maintains an open dialogue with management regarding executive compensation programs and practices and the appropriate incentives to use in achieving near-term and long-term operating performance goals.

Shareholder Say-on-Pay Vote

At the 2020 Annual Meeting, the Company’s shareholders had the opportunity to vote, on an advisory basis, on a proposal to approve the compensation of the NEOs for fiscal 2020. This is referred to as a “say-on-pay” proposal. Approximately 97% of the votes cast at the 2020 Annual Meeting on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this vote result reflects robust concurrence by the Company’s shareholders with the Company’s philosophy and approach to executive compensation. Additionally, management will continue to have open, transparent communications with the investment community throughout fiscal 2022. At the Annual Meeting, shareholders will have the opportunity to indicate their views on the Company’s NEO compensation for fiscal 2021. For additional information, see “Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation.” The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for the Company’s NEOs.

Executive Compensation Tables

The following tables, narratives, and footnotes describe the total compensation and benefits for the NEOs for fiscal 2021, as well as the total compensation and benefits for the NEOs for the two preceding fiscal years.

Summary Compensation Table

Name	Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Edmund M. Ingle	Chief Executive	2021	675,000	—	—	—	1,012,500	60,873	1,748,373
	Officer	2020	25,961	—	670,000	330,000	—	—	1,025,961
Thomas H. Caudle, Jr.	Former President &	2021	770,000	230,000	—	—	—	162,674	1,162,674
	Chief Operating	2020	770,000	—	192,488	192,501	—	156,846	1,311,835
	Officer	2019	770,000	—	270,864	404,479	—	163,729	1,609,072
Albert P. Carey	Executive	2021	700,000	—	350,000	350,000	—	—	1,400,000
	Chairman	2020	700,000	—	699,981	1,779,434	—	—	3,179,415
Craig A. Creaturo	Executive Vice	2021	480,000	—	120,000	120,000	576,000	57,303	1,353,303
	President &	2020	387,692	—	411,000	105,904	—	117,049	1,021,645
	Chief Financial Officer
Hongjun Ning	Executive Vice	2021	320,000	—	160,000	—	320,000	76,812	876,812
	President,	2020	307,193	—	80,000	—	171,282	240,834	799,309
	President of UTSC, and
	President of UAP

(1)

Mr. Caudle did not participate in the annual incentive compensation plan for fiscal 2021 and was instead awarded a one-time cash payment of $230,000 in recognition of his key strategic accomplishments during fiscal 2021. Mr. Caudle received the cash payment on June 18, 2021.

(2)

Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718, related to stock and option awards granted in the fiscal year noted. See Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2021 for more information about the determination of the grant date fair value of equity awards.

(3)

Amounts are attributable to cash payments earned under the annual incentive compensation plan for the applicable fiscal year, as described above under “Compensation Discussion and Analysis” with respect to the fiscal years noted.

(4)	All Other Compensation for each of the NEOs for fiscal 2021 consists of the following:

	Edmund M. Ingle	Thomas H. Caudle, Jr.	Craig A. Creaturo	Hongjun Ning
Life Insurance ($)	12,231	86,415	6,072	745
Matching 401(k) Plan Contribution ($)	16,644	8,292	8,862	8,485
Contributions to SERP ($)	31,998	67,967	42,369	13,914
Company Paid Travel ($)(a)	—	—	—	15,443
Company Paid Housing ($)(a)	—	—	—	38,225
Total ($)	60,873	162,674	57,303	76,812

(a)

In connection with performing various duties outside of the United States, Mr. Ning was reimbursed for the cost of (i) one personal trip to the United States and (ii) rental housing in China. In addition, Mr. Ning received reimbursement for the cost of personal tax services and was afforded personal use of Company car services, the cost of which, in both cases, was de minimis.

Grants of Plan-Based Awards

		Grant	Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) ($)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Type	Date	Date	Threshold	Target	Maximum	(#) (2)	(#) (3)	($ / Share)	($) (4)
Edmund M. Ingle	Annual Cash Incentive			337,500	675,000	1,012,500
	Stock Options	—	—					—	—	—
	Restricted Stock Units	—	—				—			—
Thomas H. Caudle, Jr.	Annual Cash Incentive			0	0	0
	Stock Options	—	—					—	—	—
	Restricted Stock Units	—	—				—			—
Albert P. Carey	Annual Cash Incentive			0	0	0
	Stock Options	10/29/2020	—					51,852	15.10	350,000
	Restricted Stock Units	10/29/2020	—				23,180			350,000
Craig A. Creaturo	Annual Cash Incentive			180,000	360,000	576,000
	Stock Options	10/28/2020	—					17,780	15.91	120,000
	Restricted Stock Units	10/28/2020	—				7,544			120,000
Hongjun Ning	Annual Cash Incentive			96,000	192,000	320,000
	Restricted Stock Units(5)	10/28/2020	—				10,060			160,000

(1)

Represents the threshold, target, and maximum payments the NEOs were eligible to earn pursuant to the fiscal 2021 annual incentive compensation plan. Payment amounts for any NEOs who serve less than the full fiscal year are prorated in accordance with each such NEO’s employment during the fiscal year. The fiscal 2021 annual incentive compensation plan, including the threshold, target, and maximum payout amounts for each of the NEOs, the performance measures, weightings, and target performance levels, and the Company’s performance for fiscal 2021 are described under “Compensation Discussion and Analysis—Detailed Review of Compensation Components—Annual Incentive Compensation” beginning on page 31. The annual incentive compensation awards earned by the NEOs for fiscal 2021 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Represents restricted stock units granted to the NEOs pursuant to the Amended 2013 Plan, or, in the case of Mr. Carey, the Second Amended 2013 Plan, during fiscal 2021. The restricted stock units become vested 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date, except as otherwise described herein.

(3)

Represents stock options granted to the NEOs pursuant to the Amended 2013 Plan, or, in the case of Mr. Carey, the Second Amended 2013 Plan, during fiscal 2021. The stock options become vested 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date.

(4)

The amounts in this column do not represent amounts the NEOs received or are entitled to receive. As required by the SEC rules, this column represents the full grant date fair value of the stock options granted to the NEOs during fiscal 2021. The full grant date fair value is the amount that the Company will recognize in its consolidated financial statements over the award’s vesting period, subject to any forfeitures. The grant date fair value was determined under FASB ASC Topic 718. See Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2021.

(5)

The restricted stock units granted to Mr. Ning vest over a three-year period, with 25% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date, and 50% vesting on the third anniversary of the grant date, and, pursuant to the terms of the grant, will be settled in cash within 30 days following the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Edmund M. Ingle	15,000	45,000	13.23	6/15/2030	(1)	—		—
	—	—	—	—		50,662	(2)	1,253,885
Thomas H. Caudle, Jr.	3,000	—	11.23	7/25/2022		—		—
	6,000	—	22.08	7/24/2023		—		—
	11,000	—	27.38	7/22/2024		—		—
	7,500	—	32.36	7/22/2025		—		—
	20,000	—	29.09	10/26/2026		—		—
	48,000	—	23.76	10/30/2028	(3)	—		—
	21,389	—	25.72	10/29/2029	(3)	—		—
Albert P. Carey	32,894	—	21.02	1/29/2029		—		—
	100,000	—	11.74	5/1/2030		—		—
	—	100,000	11.74	5/1/2030	(4)	—		—
	—	100,000	11.74	5/1/2030	(5)	—		—
	—	233,000	11.74	5/1/2030	(6)	—		—
	—	51,852	15.10	10/29/2030	(7)	—		—
	—	—	—	—		42,517	(8)	1,052,296
Craig A. Creaturo	5,000	10,000	20.55	9/9/2029	(9)	—		—
	—	17,780	15.91	10/28/2030	(10)	—		—
	—	—	—	—		22,544	(11)	557,964
Hongjun Ning	5,000	—	29.09	10/26/2026		—		—
	—	—	—	—		14,278	(12)	353,381

(1)

Represents stock options granted on June 15, 2020 in connection with Mr. Ingle’s commencement of service as Chief Executive Officer of the Company, with 25% vested on June 15, 2021, 25% scheduled to vest on June 15, 2022, and 50% scheduled to vest on June 15, 2023, contingent upon Mr. Ingle’s continued service through the applicable vesting date.

(2)

Represents the unvested portion of 50,662 restricted stock units granted on June 15, 2020 in connection with Mr. Ingle’s commencement of service as Chief Executive Officer of the Company, with 25% vested on July 15, 2021, 25% scheduled to vest on June 15, 2022, and 50% scheduled to vest on June 15, 2023, contingent upon Mr. Ingle’s continued service through the applicable vesting date.

(3)

Represents stock options granted on October 30, 2018 and October 29, 2019 for which the unvested portion was accelerated in connection with Mr. Caudle’s retirement on June 27, 2021. Additionally, the Board accelerated the unvested portion of all of Mr. Caudle’s outstanding restricted stock units in connection with his retirement on June 27, 2021.

(4)	Represents stock options granted on May 1, 2020, which are scheduled to vest on May 1, 2023, contingent upon Mr. Carey’s continued service through the vesting date.
(5)

Represents stock options granted on May 1, 2020, which are scheduled to vest between May 1, 2024 and May 1, 2025, if the closing market price of the Common Stock (i) is $40 or more per share for any 10 consecutive trading days before May 1, 2024, or (ii) is $50 or more per share for any 10 consecutive trading days after May 1, 2024 and before May 1, 2025, contingent upon Mr. Carey’s continued service through the vesting date.

(6)

Represents stock options granted on May 1, 2020, which are scheduled to vest on May 1, 2025, if the closing market price of the Common Stock is $50 or more per share for any 10 consecutive trading days before May 1, 2025, contingent upon Mr. Carey’s continued service through the vesting date.

(7)

Represents stock options granted on October 29, 2020, with 25% scheduled to vest on each of October 29, 2021 and October 29, 2022, and 50% scheduled to vest on October 29, 2023, contingent upon Mr. Carey’s continued service through the applicable vesting date.

(8)

Represents the unvested portion of (i) 23,180 restricted stock units granted on October 29, 2020, with 25% scheduled to vest on each of November 28, 2021 and October 29, 2022, and 50% scheduled to vest on October 29, 2023, and (ii) 25,782 restricted stock units granted on October 30, 2019, with 25% vested on November 29, 2020, 25% scheduled to vest on October 30, 2021, and 50% scheduled to vest on October 30, 2022, contingent upon Mr. Carey’s continued service through the applicable vesting date.

(9)

Represents stock options granted on September 9, 2019, with one-third vested on September 9, 2020, and one-third scheduled to vest on each of September 9, 2021 and September 9, 2022, contingent upon Mr. Creaturo’s continued service through the applicable vesting date.

(10)

Represents stock options granted on October 28, 2020, with 25% scheduled to vest on each of October 28, 2021 and October 28, 2022, and 50% scheduled to vest on October 28, 2023, contingent upon Mr. Creaturo’s continued service through the applicable vesting date.

(11)

Represents the unvested portion of (i) 20,000 restricted stock units granted on September 9, 2019 in connection with Mr. Creaturo’s commencement of service as Executive Vice President & Chief Financial Officer of the Company, with 25% vested on October 9, 2020, 25% scheduled to vest on September 9, 2021, and 50% scheduled to vest on September 9, 2022, and (ii) 7,544 restricted stock units granted on October 28, 2020, with 25% scheduled to vest on each of November 27, 2021 and October 28, 2022, and 50% scheduled to vest on October 28, 2023, contingent upon Mr. Creaturo’s continued service through the applicable vesting date.

(12)

Represents the unvested portion of cash-settled restricted stock units granted on various dates. The unvested cash-settled restricted stock units would become vested as follows, contingent upon Mr. Ning’s continued service through the applicable vesting date: 2,515 on October 28, 2021, 778 on October 29, 2021, 1,886 on January 28, 2022, 2,515 on October 28, 2022, 1,554 on October 29, 2022, and 5,030 on October 28, 2023.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
Thomas H. Caudle, Jr.	6,000	74,490	23,534		539,379
Craig A. Creaturo	—	—	5,000		71,825
Hongjun Ning	—	—	1,721	(4)	31,730

(1)	Value realized equals the fair market value of the shares of Common Stock underlying the options on the date of exercise less the exercise price.
(2)

Shares included in this column represent restricted stock units that vested during fiscal 2021, in addition to restricted stock units for Mr. Caudle that were vested and scheduled for distribution upon his retirement.

(3)	Calculated based on the market price of the shares of Common Stock underlying the restricted stock units, which was computed as the average of the high and low trading prices on the vesting date.
(4)

Mr. Ning received $31,730 in cash in connection with the conversion of certain cash-settled restricted stock units (i) granted on January 28, 2019 and 25% vested on January 28, 2020 and (ii) granted on October 29, 2019 and 25% vested on October 29, 2020.

Nonqualified Deferred Compensation

The Company maintains the SERP to provide additional retirement benefits to a select group of highly compensated employees, including each of its NEOs (with the exception of Mr. Carey, who does not participate in the SERP). On an annual basis, the Company credits to each participant’s account an amount equal to 8.5% for executive officers or 5.5% for non-executive officers. Each participant is 100% vested in the participant’s SERP account and earns a return on the participant’s account balance as if it had been invested in a money market fund. Participants are not entitled to a distribution from the SERP until their termination of employment with the Company, at which time they must wait six months to receive a lump-sum payment equal to the balance of their respective accounts. If a participant’s termination is due to death or disability, this six-month delay period is waived.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Edmund M. Ingle	—	31,998	1	—	31,999
Thomas H. Caudle, Jr.	—	67,967	477	—	1,082,457
Albert P. Carey	—	—	—	—	—
Craig A. Creaturo	—	42,369	8	—	54,194
Hongjun Ning	—	13,914	16	—	103,930

(1)	Amounts represent Company contributions to the SERP on behalf of the NEOs during fiscal 2021. These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination of Employment or Change in Control

Employment Agreements. Each of Messrs. Ingle, Carey, Creaturo, and Ning is party to an employment agreement with the Company. Mr. Carey’s employment agreement does not contain the provisions described in this section. Each employment agreement contains provisions regarding the termination of the executive’s employment and related severance obligations. If the Company terminates any of the foregoing executives for “Cause” or any of them resigns without “Good Reason” (as each term is defined in the respective employment agreement), the Company will pay the executive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which the Company will have no further obligation under the employment agreement. If the employment of any of the foregoing executives terminates due to his death or “Disability” (as defined in the respective employment agreement), he or his estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which all right to benefits will terminate and the Company will have no further obligation under the employment agreement. If the employment of any of the foregoing executives is terminated for any reason other than death, Disability, or Cause, or any of the executives resigns with Good Reason, he will be entitled to (i) cash severance payments equal to 12 months of his annual base salary at the time of termination, payable in equal monthly installments, and (ii) if he elects COBRA continuation coverage, reimbursement for the monthly cost of such continuation coverage for medical and health insurance benefits until the earlier of (A) the date he ceases to maintain such continuation coverage in effect or (B) 12 months from the termination of employment. The foregoing severance benefits are subject to the executive entering into and not revoking a release of claims in favor of the Company and its affiliated entities. The severance benefits payable upon termination for any reason other than death, Disability, or Cause, or resignation with Good Reason, also are subject to the executive abiding by certain restrictive covenants. Additionally, upon the death or Disability of any of the foregoing executives or a “Change of Control” (as defined in the Amended 2013 Plan and the Second Amended 2013 Plan), all outstanding unvested equity awards issued to the executive by the Company shall vest in full.

In connection with his retirement effective June 27, 2021, Mr. Caudle is no longer eligible for potential payments upon termination of employment or change in control.

Outstanding Equity Awards. Upon a “Change of Control” or a “Change in Control” of the Company (as either term is defined in the Company’s incentive compensation plans), all outstanding stock options and other stock awards under the plans will become fully vested and/or will be immediately exercisable.

The Company’s NEOs may also become vested in restricted stock units and certain stock options that vest based on continued service with the Company, including the stock options granted to them in fiscal 2021, upon a termination of employment due to death or Disability. In addition, all of the Company’s unvested restricted stock unit awards granted to NEOs provide for accelerated vesting of all unvested restricted stock units upon the Company’s termination of a NEO’s employment without Cause after the NEO has attained age 65.

Hypothetical Payments Table. The table below summarizes the potential severance payments and benefits payable to each applicable executive under his respective employment agreement and the value of the accelerated vesting of all of the executive’s equity awards upon a “Change of Control” or a “Change in Control” of the Company as of June 25, 2021, the last business day of fiscal 2021. The amounts included in the table for Mr. Caudle are the amounts payable to him in connection with his retirement on June 27, 2021.

Name	Type of Payment or Benefit	Change of Control ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause After Attaining Age 65 ($)	Termination Due to Death or Disability ($)	Termination Due to Approved Retirement ($)	Termination Without Cause or Resignation for Good Reason After a Change of Control ($)(1)
Edmund M. Ingle	Severance and Benefit Continuation(2)	—	700,110	—	—	—	700,110
	Accelerated Equity Awards(3)(4)	1,772,510	—	1,253,885	1,772,510	518,625	1,772,510
	Total	1,772,510	700,110	1,253,885	1,772,510	518,625	2,472,620
Thomas H. Caudle, Jr.	Accelerated Equity Awards(3)(4)	—	—	—	#REF!	23,760	#REF!
Albert P. Carey	Accelerated Equity Awards(3)(4)	7,686,370	—	1,052,296	1,552,668	500,372	7,686,370
Craig A. Creaturo	Severance and Benefit Continuation(2)	—	500,807	—	—	—	500,807
	Accelerated Equity Awards(3)(4)	757,139	—	557,964	757,139	199,175	757,139
	Total	757,139	500,807	557,964	757,139	199,175	1,257,946
Hongjun Ning	Severance and Benefit Continuation(2)	—	378,188	—	—	—	378,188
	Accelerated Equity Awards(3)(4)	353,381	—	353,381	353,381	—	353,381
	Total	353,381	378,188	353,381	353,381	—	731,569

(1)	Amounts shown assume the Company experienced a Change of Control and the executive was terminated without Cause or resigned for Good Reason on June 25, 2021.
(2)

Consists of severance benefits and health and welfare benefits. Health and welfare benefits represent the aggregate estimated net cost to the Company for reimbursement of the cost of 12 months of COBRA continued medical coverage provided under the employment agreement between the Company and each of Messrs. Ingle, Creaturo, and Ning.

(3)

As described above, all unvested stock options and restricted stock units will become vested upon a Change of Control of the Company. In addition, upon an executive’s termination of employment due to approved retirement, the unvested stock options that vest solely based on the executive’s continued service (“time-based options”) are subject to accelerated vesting; upon an executive’s termination of employment due to death or Disability, all unvested time-based options and all unvested restricted stock units are subject to accelerated vesting; and upon an executive’s termination of employment without “Cause” (as defined in the applicable award agreements) after specified dates, all unvested restricted stock units are subject to accelerated vesting.

(4)

For purposes of this table, it is assumed that: (i) all vested stock options were exercised on June 25, 2021 and the aggregate value of such vested stock options was calculated by multiplying the number of stock options by the difference between the exercise price of the stock options and the closing market price of the Common Stock on June 25, 2021; and (ii) as of the date of termination or Change of Control, as applicable, each vested restricted stock unit was converted into one share of Common Stock and the aggregate value of such vested restricted stock units was calculated by multiplying the number of restricted stock units by the closing market price of the Common Stock on June 25, 2021.

Pay Ratio Disclosure

The SEC rules require the Company to disclose annually (i) the median annual total compensation of all employees of the Company (excluding the Company’s principal executive officer); (ii) the annual total compensation of the Company’s principal executive officer; and (iii) the ratio of the Company’s principal executive officer’s annual total compensation to the median annual total compensation of all employees (excluding the Company’s principal executive officer).

Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Ingle)	$33,263
Annual total compensation of Mr. Ingle	$1,748,373
Ratio of Mr. Ingle’s annual total compensation to the median annual total compensation of all other employees	53:1

For fiscal 2021, the Company updated its determination of the median employee. To determine the median employee in fiscal 2021, the Company compiled a list of all employees (excluding the Company’s principal executive officer) as of June 2, 2021, sorted the list of employees by their gross cash compensation for the period from June 28, 2020 through June 27, 2021, and selected the employee with the median gross cash compensation amount. The Company annualized the gross cash compensation of any employee who was not employed for the entire period from June 28, 2020 through June 27, 2021. The gross cash compensation amounts did not include the value of Company-provided benefits, such as retirement and medical and life insurance benefits. As of June 2, 2021, the Company employed 2,943 persons, of which 888 employees were employed outside of the United States. The compensation of employees in foreign countries was converted to an equivalent U.S. dollar amount using foreign exchange rates averaged over the 12-month period ended December 31, 2020.

The annual total compensation of the Company’s principal executive officer is the total amount of his compensation presented in the Summary Compensation Table beginning on page 38. The Company calculated the annual total compensation of the median employee using the same rules applicable to the completion of the Summary Compensation Table for the principal executive officer and the other NEOs.

Equity Compensation Plan Information

The table below provides information as of June 27, 2021, with respect to the securities authorized for issuance to the Company’s directors, officers, and employees under the Second Amended 2013 Plan, the Amended 2013 Plan, the Unifi, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”), and the 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 LTIP”). The Second Amended 2013 Plan, which was approved by the Company’s shareholders at the 2020 Annual Meeting, replaced the Amended 2013 Plan for purposes of all incentive awards issued to the Company’s directors, officers, and employees on or after October 29, 2020; the Amended 2013 Plan, which was approved by the Company’s shareholders at the 2018 Annual Meeting of Shareholders, replaced the 2013 Plan for purposes of all incentive awards issued to the Company’s directors, officers, and employees after October 24, 2018, and the 2013 Plan, which was approved by the Company’s shareholders at the 2013 Annual Meeting of Shareholders, replaced the 2008 LTIP for purposes of all incentive awards issued to the Company’s directors, officers, and employees after October 22, 2013. As a result, no further awards will be made under the Amended 2013 Plan, the 2013 Plan, or the 2008 LTIP after the date it was replaced by a successor plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	1,517,104	(1)	16.82	(1)	771,011
Equity compensation plans not approved by security holders	—		—		—
Total	1,517,104	(1)	16.82	(1)	771,011

(1)

Includes securities issuable upon exercise of outstanding options and conversion of restricted stock units and vested share units (collectively, “units”) that were issued pursuant to the 2008 LTIP, the 2013 Plan, or the Amended 2013 Plan. As of June 27, 2021, (i) an aggregate of 1,114,203 options remained outstanding and (ii) an aggregate of 402,901 units remained outstanding. The weighted-average exercise price excludes units, which do not have an exercise price.

Compensation Committee Interlocks and Insider Participation

Emma S. Battle, Archibald Cox, Jr., James M. Kilts, and Kenneth G. Langone served on the Compensation Committee in fiscal 2021. None of the directors who served on the Compensation Committee in fiscal 2021 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of fiscal 2021 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons, except for the transaction between a wholly owned subsidiary of Salem Holding Company and the Company described above under “Corporate Governance—Related Person Transactions.” Mr. Langone owns a non-controlling 33% equity interest in, and is a director and the Non-Executive Chairman of, Salem Holding Company. During fiscal 2021, none of the Company’s executive officers served as a director or a member of the compensation committee (or other committee performing equivalent functions) of any other entity of which an executive officer of such other entity served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for fiscal 2021.

Respectfully submitted by the Compensation Committee of the Board,

Archibald Cox, Jr., Chair

Emma S. Battle

James M. Kilts

Kenneth G. Langone

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls, and internal audit functions of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles and for auditing the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2021. These reviews included discussions with the independent registered public accounting firm of the matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), including the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements and disclosures related to critical accounting practices. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions, and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for fiscal 2021 be included in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the Audit Committee of the Board,

Suzanne M. Present, Chair

Robert J. Bishop

Eva T. Zlotnicka

Proposal 2:

Advisory Vote to Approve
Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, this proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Company’s NEOs, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement. This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of the Company’s NEOs and the philosophy, principles, and policies used to determine compensation.

Shareholders were most recently asked to approve the compensation of the Company’s NEOs at the 2020 Annual Meeting, and shareholders approved the NEO compensation with approximately 97% of the votes cast in favor. At the Company’s 2017 Annual Meeting of Shareholders, shareholders were asked to indicate whether future advisory say-on-pay votes should occur every one, two, or three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2017 Annual Meeting of Shareholders a majority of the votes cast were in favor of an annual advisory vote, the Board adopted a policy that the Company will include an advisory say-on-pay vote in the Company’s proxy materials on an annual basis until the next required advisory shareholder vote on the frequency of advisory say-on-pay votes, which will occur no later than the Company’s annual meeting of shareholders in 2023.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program is designed not only to attract and retain talented and experienced executives, but also to motivate them to contribute substantially to the Company’s future success for the long-term benefit of shareholders and to reward them for doing so. Accordingly, the Compensation Committee and the Board believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and that the Company’s executive compensation program reflects this belief. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement, which more thoroughly discuss the Company’s compensation principles and policies. The Compensation Committee and the Board believe that these principles and policies are effective in implementing the Company’s overall compensation philosophy.

Accordingly, the Company is asking shareholders to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables, and the related narrative discussion, is hereby approved.

This vote is advisory, which means that the shareholder vote on this proposal will not be binding on UNIFI, the Compensation Committee, or the Board. However, the Compensation Committee and the Board value the opinions of UNIFI’s shareholders and will carefully consider the outcome of the vote when making future compensation decisions for the Company’s NEOs.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2021 as disclosed in this Proxy Statement. Unless otherwise specified, proxies will be voted “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2021 as disclosed in this Proxy Statement.

Proposal 3:

Approval of the Unifi, Inc. Employee Stock Purchase Plan

The Board of Directors proposes that shareholders approve the Unifi, Inc. Employee Stock Purchase Plan (the “Plan”).  The Board has approved the Plan, subject to shareholder approval. The principal features of the Plan are summarized below. This summary is not intended to be a complete description of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Upon approval, the Plan will allow eligible employees to purchase Common Stock at a 15% discount from market value in accordance with Section 423 of the Code.  The Board believes that the Plan will benefit the Company by encouraging employees to purchase Common Stock and thereby promote their increased interest in the successful operation of the Company and to remain in the employ of the Company.  100,000 shares of Common Stock will be reserved for issuance under the Plan, which the Company anticipates will provide sufficient shares for purchases during the Plan’s five-year term.

Eligibility

All employees of the Company and its subsidiaries are eligible to participate in the Plan on the first day of the next pay period following the date on which they complete 30 days of continuous employment, except (i) employees whose customary employment is less than 20 hours per week or five months or less in any calendar year, (ii) employees who immediately after the purchase of Common Stock pursuant to the Plan would own Common Stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or one of its subsidiaries, and (iii) employees who are highly compensated employees (within the meaning of Section 414(q) of the Code) and who have reporting obligations pursuant to Section 16(a) of the Exchange Act.  The Company estimates that approximately 2,868 employees are eligible to elect to participate in the Plan.

Enrolling in the Plan

An eligible employee becomes a participant in the Plan by completing a participation application designating the amount to be deducted from his or her pay and contributed to the Plan, which may not exceed 6% of Eligible Compensation (as defined in the Plan) or be less than one half of one percent (0.5%) of the Participant’s eligible compensation, and authorizing the purchase of Common Stock on each purchase date under the Plan.

Amounts elected by a participant to be contributed to the Plan will be accumulated in a record-keeping account maintained by the Company. The accumulated funds will be utilized only for the purchase of Common Stock, except for funds refunded to withdrawing participants. Funds will accumulate in each participant’s account over payroll deduction periods during each calendar year (“Payroll Deduction Periods”). The beginning and ending dates of the Payroll Deduction Periods will be determined by the Benefits Committee (as defined in the Plan) and may commence at any time, including at quarterly or semi-annual intervals. The Plan administrator will announce the date each Payroll Deduction Period will commence and the duration of that Payroll Deduction Period.

Unless a participant files a new application or withdraws from the Plan, deductions and Common Stock purchases will continue under the authorization on file for as long as the Plan remains in effect.

A participant may amend his or her application at any time by the execution of a new participation application.

Withdrawal from Participation

A participant may withdraw from the Plan prior to a purchase date under the Plan by filing a withdrawal notice with the Plan administrator that becomes effective prior to the last payroll period of the Payroll Deduction Period.  If a withdrawal notice is received after such time, the participant will be deemed to have elected the purchase of Common Stock on the next purchase date.  Termination of employment for any reason will be deemed a withdrawal by a participant as of the date of such termination.  Withdrawing or terminating participants will be refunded, without interest, the entire balance of their payroll deductions not used to purchase Common Stock.  A participant who withdraws from the Plan may enter the Plan again by filing a new participation application.

Purchases of Common Stock

The purchase of Common Stock with funds accumulated during a Payroll Deduction Period will be made on the first business day following the expiration of the Payroll Deduction Period (the “Stock Purchase Date”).  Each participant shall have purchased on his or her behalf on each Stock Purchase Date the maximum number of whole and fractional shares of Common Stock that may be purchased at the purchase price established pursuant to the Plan with his or her payroll deductions accumulated during the relevant Payroll Deduction Period.

Common Stock purchased pursuant to the Plan on behalf of a participant will be deposited in book-entry form into the participant’s brokerage account.

Purchase Price

The purchase price of Common Stock purchased on a Stock Purchase Date will be 85% of the average of the high and low trading prices as recorded on the Composite Tape of the New York Stock Exchange for the business day immediately preceding the Stock Purchase Date.  As of August 27, 2021, the closing price of the Common Stock was $22.62 per share.

Limitation on Common Stock Purchases

A participant may not purchase in any calendar year under the Plan and under all other “employee stock purchase plans” (as defined in Section 423 of the Code) of the Company and its subsidiaries Common Stock which has a fair market value in excess of $25,000.

Transfer or Assignment of Participant’s Right to Purchase

Rights to purchase Common Stock granted to a participant pursuant to the Plan are nontransferable and are exercisable only during the lifetime of the participant while employed by the Company or its subsidiaries.  A participant’s death terminates participation in the Plan and the right to purchase may not be exercised by the participant’s legal representative.

Termination or Amendments

The Plan and all options to purchase Common Stock under the Plan may be terminated at any time by the Board of Directors.  If at any time any shares of Common Stock reserved for issuance under the Plan remain available for purchase, but not in sufficient number to satisfy all of the purchase requirements, the Plan administrator will provide for the purchase of the remaining Common Stock on a pro rata basis among the participants.

The Board of Directors, acting through the Plan administrator, may amend the Plan in any respect whatsoever except that, without the approval of shareholders of the Company, no amendment may change the number of shares subject to the Plan, permit the granting of options to persons other than employees of the Company and its subsidiaries, increase the discount granted for purchase of Common Stock, or cause the Plan to fail to meet the requirements of Section 423 of the Code.

Sale of Common Stock Purchased under the Plan

The Plan is intended to encourage employee stock ownership and the Company hopes its employees will retain the Common Stock purchased under the Plan for investment.  A participant who is not an affiliate of the Company may, however, sell the Common Stock at any time.  Because of certain federal tax requirements, each employee agrees by entering into the Plan to give notice to the Plan administrator if he or she disposes of any Common Stock within two years from the date of the granting of the option or one year after the transfer of the shares to him or her.

Plan Administrator

The Plan is administered by the Benefits Committee, the members of which are appointed by the Board of Directors.  A member of the Benefits Committee can be removed at any time by the Board of Directors.  The Benefits Committee interprets and construes the Plan.  Members of the Benefits Committee do not receive compensation for their services as such; however, they will be reimbursed by the Company for any expenses incurred in connection with the administration of the Plan.  The Company will pay all costs of administering the Plan.

United States Federal Income Tax Consequences

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.  Under Section 423 of the Code, the purchase of Common Stock pursuant to the Plan will not result in taxable income to a participant, and the Company and its subsidiaries will not be allowed any deductions with respect to such Common Stock, provided no disposition of such Common Stock is made by such participant within two years after the date of the beginning of the Payroll Deduction Period for the purchase of such Common Stock nor within one year after the Common Stock is purchased in accordance with the Plan.

If the holding period requirements are not met, the disposition of the Common Stock will result in taxable ordinary income to the participant in the year of the disposition in an amount equal to the difference between the purchase price and the fair market value of the Common Stock on the day of purchase and, subject to the limits of reasonable compensation, the Company or a subsidiary will be allowed a deduction in such amount.  This amount must be reported as ordinary income even if the participant disposed of the Common Stock by gift or made no profit on the sale.

If the holding period requirements are met, or if the participant dies while holding the Common Stock, the amount included in gross income as compensation in the year of the disposition or the participant’s death is equal to the lesser of (i) the excess of the fair market value of the Common Stock at the time of the disposition or death over the purchase price or (ii) the excess of the fair market value of the Common Stock at the time the Common Stock was purchased.  The balance, if any, will be accorded long-term capital gain treatment.  The Company and its subsidiaries will not be entitled to any deduction.

Vote Recommendation

The Board of Directors recommends that you vote “FOR” the approval of the Plan. Unless otherwise specified, proxies will be voted “FOR” the approval of the Plan.

Proposal 4:

Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022. KPMG LLP has served as the Company’s independent registered public accounting firm since 2011. The Audit Committee reviewed and discussed the performance of KPMG LLP for fiscal 2021 prior to its appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

The Company expects that representatives of KPMG LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that representatives will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the Audit Committee’s appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022 is not required by the Company’s Amended and Restated By-laws or otherwise. Nevertheless, the Board is submitting the appointment of KPMG LLP to the Company’s shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of KPMG LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022. Unless otherwise specified, proxies will be voted “FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal 2021 and fiscal 2020 and fees billed for other services rendered by KPMG LLP during those periods.

	Fiscal 2021 ($)	Fiscal 2020 ($)
Audit Fees(1)	1,093,675	1,108,360
Audit-Related Fees	—	—
Tax Fees(2)	175,777	150,784
All Other Fees	—	—
Total	1,269,452	1,259,144

(1)

Audit Fees consists of fees billed for the respective fiscal year for professional services associated with the annual financial statement audit and quarterly financial statement reviews, services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and consultations in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consists of fees billed for the respective fiscal year for tax compliance, consultation, and related matters.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has implemented procedures under the Unifi, Inc. Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within pre-approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific pre-approval by the Audit Committee. For fiscal 2021, all of the audit fees were pre-approved by the Audit Committee in accordance with the above procedures. All of the other fees billed by KPMG LLP to the Company for fiscal 2021 were pre-approved by the Audit Committee by means of specific pre-approvals. All non-audit services provided in fiscal 2021 were reviewed with the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Additional Information

Shareholder Proposals for the 2022 Annual Meeting of Shareholders

Any shareholder proposal intended to be included in UNIFI’s proxy statement and form of proxy relating to the 2022 Annual Meeting of Shareholders must be in writing and received by the Company no later than May 5, 2022. Any such shareholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals should be addressed to the attention of the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any shareholder proposal intended to be presented at the 2022 Annual Meeting of Shareholders, but that will not be included in the Company’s proxy statement and form of proxy relating to the 2022 Annual Meeting of Shareholders (i.e., any proposal other than a proposal submitted pursuant to Rule 14a-8 of the Exchange Act), must be in writing and received by the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than June 29, 2022 and no later than July 29, 2022. However, if the date of the 2022 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after October 27, 2022, then the written notice must be received by the Company’s Corporate Secretary no earlier than 120 days prior to the date of the 2022 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting. Shareholder proposals must include the specified information concerning the proposal and the shareholder submitting the proposal as set forth in the Company’s Amended and Restated By-laws. A copy of the Company’s Amended and Restated By-laws may be obtained by writing to the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

2021 Annual Report to Shareholders

This Proxy Statement is accompanied by the Annual Report on Form 10-K for fiscal 2021, and these materials are also available at www.proxyvote.com and the investor relations portion of the Company’s website at www.unifi.com. The Annual Report on Form 10-K for fiscal 2021, which contains the audited consolidated financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

Annual Report on Form 10-K

The Company will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for fiscal 2021, including the financial statements and the financial statement schedules, required to be filed with the SEC, or any exhibit thereto. Requests should be in writing and addressed to the attention of the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Householding

The SEC has adopted rules permitting companies to mail one proxy statement and annual report, or notice of internet availability of proxy materials, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its shareholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of shares held in street name. If members of your household have multiple accounts through which they hold Common Stock, you may have received a householding notification from the shareholder of record (e.g., your bank, broker, or other nominee).

Please contact the shareholder of record directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the Annual Report on Form 10-K for fiscal 2021, or the Notice of Internet Availability for members of your household.

Appendix A

Non-GAAP Financial Performance Measures

Unifi, Inc. (“UNIFI” or the “Company”) prepares its consolidated financial statements and reports in accordance with U.S. generally accepted accounting principles (“GAAP”). UNIFI’s executive compensation program uses Adjusted EBITDA, which represents net income before net interest expense, income tax expense, and depreciation and amortization expense, adjusted to exclude certain operating or non-operating income or expense items necessary to understand and compare the underlying results of UNIFI, as a measure of UNIFI’s financial performance for purposes of determining the annual incentive compensation earned by executives under the program. UNIFI’s methods of determining Adjusted EBITDA may differ from the methods used by other companies. Accordingly, this non-GAAP financial performance measure may not be comparable to measures used by other companies.

The Compensation Committee uses Adjusted EBITDA as a performance measure for annual incentive compensation purposes because the Compensation Committee believes Adjusted EBITDA serves as a high-level proxy for cash generated from operations, which is a key performance indicator used by the Board of Directors and management to assess UNIFI’s operating results generally. However, this financial performance measure is not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net income and other financial results reported in UNIFI’s consolidated financial statements prepared in accordance with GAAP.

The following table sets forth the reconciliation of the amounts reported under GAAP for net income to Adjusted EBITDA for fiscal 2021 (in thousands):

Net income	$29,073
Interest expense, net	2,720
Provision for income taxes	17,274
Depreciation and amortization expense(1)	25,293
EBITDA	74,360
Recovery of non-income taxes(2)	(9,717)
Adjusted EBITDA	$64,643

(1)

Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. Within the consolidated statements of cash flows, amortization of debt issuance costs are reflected in depreciation and amortization expense.

(2)

For fiscal 2021, the Company recorded a recovery of non-income taxes of $9,717 related to favorable litigation results for its Brazilian operations, generating overpayments that resulted from excess social program taxes paid in prior fiscal years.

A-1

Appendix B

UNIFI, INC.

EMPLOYEE STOCK PURCHASE PLAN

UNIFI, INC.

EMPLOYEE STOCK PURCHASE PLAN

Unifi, Inc. (“UNIFI” or the “Company”) and its subsidiaries (UNIFI and its subsidiary corporations are hereinafter referred to as the “Corporations”) establish the Unifi, Inc. Employee Stock Purchase Plan (the “Plan”) as of January 1, 2022 (the “Effective Date”) for the purpose of encouraging all employees of the Corporations (the “Employees”) to acquire a proprietary interest in the success of the Corporations and to remain in the employ of the Corporations.

It is the intent of the Company for the Plan to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the “Code”), and the Plan is to be administered accordingly.

ARTICLE I

STOCK

1.01 Authorized.  An aggregate of 100,000 shares of UNIFI common stock (the “Stock”) have been authorized and reserved for issuance pursuant to the provisions of the Plan.  The Stock shall be subject to the purchase rights granted to the Employees by the Plan during the term of the Plan but shall also be subject to the provisions of Article VI.

1.02Recapitalization.  The number of shares of Stock subject to the Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a Stock dividend with respect to Stock (or any other increase or decrease in the number of such shares affected without receipt of consideration by UNIFI).

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.01Eligibility.  Each Employee shall be eligible to participate in the Plan on the first day following the date on which the Employee completes thirty (30) days of continuous employment with the Corporations.  Notwithstanding the foregoing, the following Employees shall not be eligible to participate:

(i)Employees whose customary employment is less than twenty (20) hours per week or five (5) months or less in any calendar year.

(ii)Employees who immediately after the purchase of Stock pursuant to the Plan shall be considered a “Five Percent Shareholder” (as defined below) of UNIFI or any “subsidiary corporation” (as defined in Section 424(e) and (f) of the Code).  “Five Percent Shareholder” means any individual who, immediately after the purchase of Stock, owns or would be deemed to own more than five percent (5%) of the total combined voting power or value of all classes of stock of UNIFI.  For this purpose, (A) an individual shall be considered to own any stock owned (directly or indirectly) by or for his or her siblings, spouse, ancestors, or lineal descendants and shall be considered to own proportionately any stock owned (directly or indirectly) by or for a corporation, partnership, estate, or trust of which such individual is a shareholder, partner, or beneficiary, and (B) stock of UNIFI or any subsidiary corporation that an individual may purchase under outstanding options (whether or not granted under the Plan) shall be treated as stock owned by the individual.

(iii)Employees who are highly compensated employees (within the meaning of Section 414(q) of the Code) and who have reporting obligations pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended.

2.02Participation Upon Enrollment.  Employees who have completed the eligibility requirements shall become participants (“Participants”) by enrolling in the Plan through EquityGateway, UNIFI’s plan portal, access to which is available to all eligible Employees.  The enrollment shall include:

(i)designation of a regular payroll deduction of a percentage of compensation or an even dollar amount which designation shall not exceed six percent (6%) of the Participant’s Eligible Compensation (defined as compensation excluding (A) bonuses, overtime pay, and commissions;  (B) deferred compensation paid in accordance with any deferred compensation plan; and (C) all contributions (other than Code Section 401(k) and Code Section 125 contributions) made by the Company for the Participant’s benefit under any employee benefit or welfare plan now or hereafter established) or be less than one-half of one percent (0.5%) of the Participant’s Eligible Compensation;

(ii)authorization to purchase Stock for the Participant on the Stock Purchase Date (as defined below) as provided in Section 3.02; and

(iii)such other information as the Benefits Committee (as defined below) shall require and deem appropriate.

Enrollment  must be completed at least fifteen (15) business days before the end of the payroll period for which the Employee elects to begin participation, otherwise it will become effective for the next succeeding payroll period.  An enrollment completed by an Employee shall be deemed as a continuing authorization for payroll deductions and stock purchases so long as the Plan remains in effect or until the Participant otherwise elects to cease participation or withdraws from the Plan.

2.03Amendment to Plan Enrollment.  A Participant may amend his or her enrollment at any time through EquityGateway.  Increases or decreases in the payroll deduction shall be effective for the payroll period in which the change was completed in EquityGateway; provided, however, in the event the change was completed in EquityGateway less than ten (10) business days before the end of a payroll period (or such other deadline as may be designated by the Plan administrator), it will not be effective until the next succeeding payroll period.

2.04Withdrawal From Participation.  A Participant may withdraw from the Plan at any time through EquityGateway.  Withdrawals completed at least ten (10) business days before the end of a payroll period (or such other deadline as may be designated by the Plan administrator) will be effective for that payroll period.  For withdrawals completed less than ten (10) business days before the end of a payroll period (or such other deadline as my be designated by the Plan administrator), (i) the withdrawal will be effective the next succeeding payroll period and (ii) if the payroll period in which the withdrawal was completed is the last complete payroll period in a Payroll Deduction Period (as defined below), the Participant shall be deemed to have authorized the purchase of Stock as provided in Section 3.02 on the next Stock Purchase Date.  Termination of employment by reason of death or for any reason shall be deemed a withdrawal by the Participant as of the date his or her employment terminates.  Withdrawing Participants will be refunded the entire balance of the payroll deductions since the previous Stock Purchase Date.

2.05Participation After Withdrawal.  An Employee who withdraws from the Plan may re-enter the Plan by enrolling through EquityGateway as provided in Section 2.02.

ARTICLE III

PURCHASE OF STOCK

3.01Accumulation of Funds.  Amounts elected by the Participant to be contributed to the Plan (in accordance with Section 2.02 above) shall be accumulated in a record-keeping account maintained by UNIFI.  The accumulated funds will be utilized only for the purchase of Stock, except for funds refunded to withdrawing Participants.  Funds will accumulate in each Participant’s account over payroll deduction periods during each calendar year (“Payroll Deduction Periods”). The beginning and ending dates of Payroll

Deduction Periods will be determined by the Benefits Committee and may commence at any time, including at quarterly or semi-annual intervals. The Plan administrator will announce the date each Payroll Deduction Period will commence and the duration of that Payroll Deduction Period.

3.02Purchase of Stock.  The purchase of Stock with funds accumulated during a Payroll Deduction Period shall be made on the first business day following the expiration of the Payroll Deduction Period (the “Stock Purchase Date”).  Each Participant shall have purchased on his or her behalf the maximum number of whole and fractional shares of Stock that may be purchased at the purchase price established pursuant to Section 3.03 with his or her payroll deductions accumulated during the relevant Payroll Deduction Period.

3.03Price.  The purchase price of the Stock as of the Stock Purchase Date shall be 85% of the average of the high and low trading prices on the New York Stock Exchange for the business day immediately preceding the Stock Purchase Date (the “Stock Pricing Date”).

3.04Limitation.  In no event shall a Participant be permitted to purchase Stock under the Plan and under all other “employee stock purchase plans” (as defined in Section 423 of the Code) of UNIFI or any “subsidiary corporation” (as defined in Section 424(e) and (f) of the Code) to accrue at a rate which exceeds $25,000 of the fair market value of such Stock (determined as of the Stock Pricing Date or the time the Stock purchase right or option is granted, as applicable) for each calendar year which the Stock purchase right or option is outstanding at such time.  For purposes of this Section 3.04:

(i)the right to purchase Stock under a Stock purchase right or option accrues when the right or option (or any portion thereof) first becomes exercisable during the calendar year,

(ii)the right to purchase Stock under a Stock purchase right or option accrues at a rate provided by the right or option but in no case may such rate exceed $25,000 of the fair market value of such Stock (as determined at the time such right or option is granted) for any one calendar year, and

(iii)a right to purchase Stock which has accrued pursuant to the Plan may not be carried over to any other Stock purchase right or option.

ARTICLE IV

ISSUANCE OF STOCK

The Company will establish in the name of the Participant a brokerage account at a Company-designated brokerage firm. The account will be known as the ESPP Broker Account. Stock purchased pursuant to the Plan on behalf of a Participant shall be deposited in book-entry form into the Participant’s ESPP Broker Account. The Plan administrator may adopt such policies and procedures regarding the transfer of Stock from a Participant’s ESPP Broker Account before such Stock has been held for the requisite period necessary to avoid a disqualifying disposition of such Stock under the U.S. federal tax laws or to ensure proper reporting of a disqualifying disposition to the Company.

ARTICLE V

TRANSFER OR ASSIGNMENT OF EMPLOYEE’S RIGHT TO PURCHASE

Rights to purchase Stock granted to the Participant pursuant to the Plan shall be non-transferable and shall be exercisable only during the lifetime of the Participant while he or she is employed by the Corporations.  A Participant’s death terminates participation in the Plan as provided in Section 2.04 and the rights to purchase may not be exercised by the Participant’s legal representative.

ARTICLE VI

TERMINATION OR AMENDMENTS

6.01Termination.  The Plan and all rights to purchase Stock as above provided may be terminated at any time by action of the Board of Directors of UNIFI.  If at any time any shares of Stock authorized for issuance under the Plan shall remain available for purchase, but not in sufficient number to satisfy all of the purchase requirements, the Benefits Committee shall allocate such remaining Stock on a pro rata basis among the purchasing Participants.  Any excess accumulations of payroll deductions credited to the account of the Participant at the time of termination shall be refunded to the Participant.

6.02Amendments.  The Board of Directors of UNIFI, acting through the Benefits Committee, may amend the Plan in any respect whatsoever except that without the approval of shareholders of UNIFI, no such revision or amendment shall change the number of shares subject to the Plan or permit the granting of rights to purchase Stock under the Plan to persons other than employees of the Corporations.  Furthermore, the Plan may not, without the approval of shareholders, be amended in any manner that will cause the Plan to fail to meet the requirements of the provisions on employee stock purchase plans as set forth in Section 423 of the Code.

ARTICLE VII

REPORTING CERTAIN STOCK RESALES

There are tax consequences if a Participant disposes of any Stock within two (2) years from the Stock Purchase Date for that Stock (a “disqualifying disposition”).  The Plan administrator will advise the Corporations of any disqualifying dispositions, and the recaptured purchase price discount and any other resulting income deemed to have been earned as a result of the disqualifying disposition will be reported on the Participant’s W-2 form for the year of disposition.

ARTICLE VIII

RESTRICTIONS ON INTEREST

No interest shall be paid by the Corporations for the payroll deductions which are used to purchase Stock pursuant to Section 3.01 or returned pursuant to Section 2.04.

ARTICLE IX

PLAN ADMINISTRATION

9.01Benefits Committee.  The Plan shall be administered by the Unifi, Inc. Benefits Committee (the “Benefits Committee”).  The Benefits Committee shall interpret and construe the provisions of the Plan and its decision shall be final unless otherwise determined by the Board of Directors of UNIFI.  No member of the Board of Directors or the Benefits Committee shall be liable for any actions or determination made in good faith with respect to the Plan or any rights to purchase granted thereunder.  The Benefits Committee may be contacted through UNIFI’s Senior Vice President–Human Resources.

9.02Indemnification and Expenses.  In addition to all such rights of indemnification which the Benefits Committee members have, the members of the Benefits Committee shall be indemnified by the Corporations against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any actions taken or failure to act under or in connection with the Plan or any right to purchase granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporations or paid by them in satisfaction of a judgment in any action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that the Benefits Committee member is liable for gross negligence and misconduct in the performance of his or her duties).

IN WITNESS WHEREOF, the Company hereby adopts the Plan as of the Effective Date.

UNIFI, INC.

By:	/s/ EDMUND M. INGLE
Name:	Edmund M. Ingle
Title:	Chief Executive Officer

UNIFI Logo VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on October 26, 2021. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Unifi, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on October 26, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. UNIFI, INC. 7201 WEST FRIENDLY AVENUE GREENSBORO, NC 27410 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D59054-P60861 UNIFI, INC. For Against Abstain UNIFI's Board of Directors recommends that you vote "FOR" each of the nominees named in Proposal 1. Nominees: 1. Election of directors 1a. Emma S. Battle 1b. Robert J. Bishop 1c. Albert P. Carey. 1d. Archibald Cox, Jr. UNIFI’s Board of Directors recommends that you vote "FOR" Proposals 2, 3, and 4. 2. Advisory vote to approve UNIFI’s named executive officer compensation in fiscal 2021.3. Approval of the Unifi, Inc. Employee Stock Purchase Plan. NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1, 2, 3, AND 4 HAS BEEN PROPOSED BY UNIFI, INC. 4. Ratification of the appointment of KPMG LLP to serve as UNIFI’s independent registered public accounting firm for fiscal 2022. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1e. Edmund M. Ingle 1f. James M. Kilts 1g. Kenneth G. Langone 1i. Rhonda L. Ramlo 1h. Suzanne M. Present 1j. Eva T. Zlotnicka For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com. D59055-P60861 UNIFI, INC. 2021 Annual Meeting of Shareholders October 27, 2021 This proxy is solicited on behalf of UNIFI’s Board of Directors. The undersigned hereby appoint(s) Edmund M. Ingle and Gregory K. Sigmon, and each of them, as attorneys-in-fact, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Unifi, Inc. that the undersigned is/are entitled to vote at the 2021 Annual Meeting of Shareholders to be held at 8:30 a.m., Eastern Time, on Wednesday, October 27, 2021 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, NY 10022, and any adjournment or postponement thereof. The proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, SIGN, AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE. (Continued and to be signed on reverse side)